--------------------------------------------------------------------------------
                           PRO FORMA VALUATION REPORT
                       FIRST NIAGARA FINANCIAL GROUP, INC.

                          PROPOSED HOLDING COMPANY FOR
                               FIRST NIAGARA BANK

                               Lockport, New York

                                  Dated as Of:
                                September 6, 2002

--------------------------------------------------------------------------------


                                RP Financial, LC.
                             1700 North Moore Street
                                   Suite 2210
                            Arlington, Virginia 22209

                                                                    Exhibit 99.2

                                                              September 6, 2002


Board of Directors
First Niagara Financial Group, MHC
First Niagara Financial Group, Inc.
6950 South Transit Road
Lockport, New York 14095

Members of the Boards of Directors:

     At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock to be issued by First Niagara Financial Group, Inc., Lockport, New York ("FNFG" or the "Company") in connection with the mutual-to-stock conversion of First Niagara Financial Group, MHC (the "MHC"). The MHC currently has a majority ownership interest in, and its principal asset consists of, approximately 61.0 percent of the common stock of FNFG (the "MHC Shares"), the mid-tier holding company for First Niagara Bank, Lockport, New York, Cortland Savings Bank, Cortland, New York and Cayuga Bank, Cayuga, New York. Subject to regulatory approval of a pending application, Cortland Savings Bank and Cayuga Bank will be merged into First Niagara Bank and hereinafter the three bank subsidiaries will be collectively referred to as "First Niagara Bank" or the "Bank". The remaining
39.0 percent of FNFG's common stock is owned by public stockholders. FNFG owns 100 percent of the outstanding common stock of First Niagara Bank. It is our understanding that FNFG will offer its stock in a Subscription offering to Eligible Account Holders, Tax-Qualified Plans (the "ESOP"), Supplemental Eligible Account Holders and Other Members. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the Subscription offering, the shares may be offered for sale in a Community offering.

     This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS"), which have been adopted in practice by the Federal Deposit Insurance Corporation ("FDIC"), including the most recent revisions as of October 21, 1994, and applicable interpretations thereof.

Plan of Conversion and Reorganization

     On July 21, 2002, the respective Boards of Directors of the MHC and FNFG adopted the plan of conversion and reorganization pursuant to which the MHC will be merged into the Bank and the MHC will no longer exist. Pursuant to the plan of conversion and reorganization, FNFG, which owns 100 percent of the Bank, will be succeeded by a new Delaware corporation with the same name. As part of the conversion, the Company will sell shares of common stock in an offering that will represent the ownership interest in FNFG currently owned by the MHC. As of June 30, 2002, the MHC's ownership interest in FNFG approximated 61.0 percent. The Company will also issue shares of its common stock to the public stockholders of FNFG pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued FNFG common stock as owned immediately prior to the conversion. As of June 30, 2002, the public stockholders' ownership interest in FNFG approximated 39.0 percent.

RP Financial, LC.

     RP Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting the Bank and the Company in the preparation of the post-conversion business plan, we are independent of the Company, the Bank, the MHC and the other parties engaged by First Niagara Bank or FNFG to assist in the stock conversion process.

Valuation Methodology

     In preparing our Appraisal, we have reviewed the regulatory applications of FNFG, First Niagara Bank and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of FNFG, First Niagara Bank and the MHC that has included a review of audited financial information for the past five fiscal years through 2001 and interim financial results through June 30, 2002, a review of various unaudited information and internal financial reports through June 30, 2002, and due diligence related discussions with FNFG's management; KPMG LLP, Buffalo, New York, FNFG's independent auditor; Luse Gorman Pomerenk & Schick, P.C., FNFG's conversion counsel; and Ryan, Beck & Co., LLC, FNFG's marketing advisor in connection with the stock offering. We have also analyzed the pro forma financial impact of FNFG's pending acquisition of Finger Lakes Bancorp, Inc. ("Finger Lakes Bancorp"), based on financial data set forth in the Company's prospectus, a review of Finger Lakes Bancorp's audited financial information for the past five fiscal years through 2001 and interim financial results through June 30, 2002, a review of various unaudited information and internal financial reports through June 30, 2002 as provided by Finger Lakes Bancorp, and due diligence related discussions with Finger Lakes Bancorp's management. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable.

While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

     We have investigated the competitive environment within which FNFG operates and have assessed FNFG's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on FNFG and the industry as a whole. We have analyzed the potential effects of the stock conversion on FNFG's operating characteristics and financial performance as they relate to the pro forma market value of FNFG. We have analyzed the assets held by the MHC, which will be consolidated with the Company's assets and equity pursuant to the completion of conversion. We have reviewed the overall conditions in FNFG's's primary market area as set forth in demographic, economic and competitive information prepared by CACI, SNL Financial and other third party private and governmental sources. We have compared FNFG's financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings. We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

     The Appraisal is based on FNFG's representation that the information contained in the regulatory applications and additional information furnished to us by FNFG and their respective independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by FNFG, or their respective independent auditors, legal counsel and other authorized agents nor did we independently value the assets or liabilities of FNFG. The valuation considers FNFG only as a going concern and should not be considered as an indication of FNFG's liquidation value.

     Our appraised value is predicated on a continuation of the current operating environment for FNFG and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of FNFG's stock alone. It is our understanding that there are no current plans for selling control of FNFG following completion of the second-step stock offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

     The estimated pro forma market value is defined as the price at which FNFG's common stock, immediately upon completion of the second step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

     It is our opinion that, as of as of September 6, 2002, the estimated aggregate pro forma market value of the Company, inclusive of the sale of the MHC's ownership interest to the public shareholders was $631,038,720 at the midpoint. Based on this valuation and the approximate 61.01 ownership interest being sold in the public offering, the midpoint value of the Company's stock offering was $385,000,000 equal to 38,500,000 shares at a per share value of $10.00. Pursuant to conversion guidelines, the 15 percent offering range indicates a minimum value of $327,250,000 and a maximum value of $442,750,000. Based on the $10.00 per share offering price, this valuation range equates to an offering of 32,725,000 shares at the minimum and 44,275,000 shares at the maximum. In the event the appraised value is subject to an increase, the offering range may be increased up to a supermaximum value of $509,162,500 without requiring a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in an offering of 50,916,250 shares.

     Inclusive of the pro forma impact of the shares to be issued for the acquisition of Finger Lakes Bancorp, the pro forma market value of FNFG at the midpoint valuation is $664,217,720, equal to 66,421,772 shares at a per share value of $10.00. If FNFG has not received orders for the minimum number of shares that are offered for sale in the Subscription and Community offerings, then up to 3,317,900 of the unsubscribed shares may be applied to the acquisition of Finger Lakes Bancorp. Assuming the full application of these unsubscribed shares to acquisition of Finger Lakes Bancorp, the offering at the minimum, as adjusted, would continue remained unchanged at $327,250,000, equal to 32,725,000 shares (of which 3,317,900 would be issued to Finger Lakes Bancorp stockholders).

Establishment of the Exchange Ratio

     OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of FNFG stock as a fully converted company. The Board of Directors of the MHC has independently determined the exchange ratio. The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in FNFG equal to 38.99 percent as of June 30, 2002. The exchange ratio to be received by the existing minority shareholders of FNFG will be determined at the end of the offering, based on the total number of shares sold in the Subscription and Community offerings. Based upon this calculation, and the valuation conclusion and offering range concluded above, the exchange ratio would be 2.0647 shares, 2.4291 shares, 2.7934 shares and 3.2125 shares of newly issued shares of FNG stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.

Limiting Factors and Considerations

     Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the Company's common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The Appraisal does not take into account any trading activity that may occur with respect to the purchase and sale of common stock in the secondary market following completion of the second-step offering, and reflects only a valuation range as of this date for the pro forma market value of FNFG immediately upon issuance of the stock.

     RP Financial's valuation was determined based on the financial condition, operations and shares outstanding of FNFG as of June 30, 2002, the date of the financial data included in the prospectus. The proposed exchange ratio to be received by the current public stockholders of FNFG and the exchange of the public shares for newly issued shares of FNFG common stock as a full public company was determined independently by the Boards of Directors of the MHC. RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

     RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

     This valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of FNFG, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the common stock, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update. The valuation will also be updated at the completion of FNFG's stock offering.

                                                    Respectfully submitted,

                                                    RP FINANCIAL, LC.




                                                    /s/William E. Pommerening
                                                    Chief Executive Officer




                                                    /s/Gregory E. Dunn
                                                    Senior Vice President

                                TABLE OF CONTENTS
                       FIRST NIAGARA FINANCIAL GROUP, INC.
                               Lockport, New York

                                                                       PAGE
    DESCRIPTION                                                       NUMBER
    -----------                                                       ------
CHAPTER ONE              OVERVIEW AND FINANCIAL ANALYSIS
-----------

      Introduction                                                      1.1
      Plan of Conversion and Reorganization                             1.2
      Acquisition of Finger Lakes Bancorp, Inc.                         1.2
      Finger Lakes Bancorp                                              1.3
      Savings Bank of the Finger Lakes                                  1.3
      Strategic Overview                                                1.3
      Balance Sheet Trends                                              1.7
      Income and Expense Trends                                         1.13
      Interest Rate Risk Management                                     1.18
      Lending Activities and Strategy                                   1.20
      Asset Quality                                                     1.24
      Funding Composition and Strategy                                  1.25
      First Niagara Bank Subsidiaries                                   1.26
      Legal Proceedings                                                 1.28


CHAPTER TWO                        MARKET AREA
-----------

      Introduction                                                      2.1
      National Economic Factors                                         2.2
      Market Area Demographics                                          2.5
      Regional Economy                                                  2.9
      Deposit Trends                                                    2.10
      Competition                                                       2.12


CHAPTER THREE                  PEER GROUP ANALYSIS
-------------

      Peer Group Selection                                              3.1
      Financial Condition                                               3.6
      Income and Expense Components                                     3.9
      Loan Composition                                                  3.13
      Interest Rate Risk                                                3.15
      Credit Rate Risk                                                  3.15
      Summary                                                           3.18

                                TABLE OF CONTENTS
                       FIRST NIAGARA FINANCIAL GROUP, INC.
                               Lockport, New York
                                   (continued)

                                                                      PAGE
  DESCRIPTION                                                        NUMBER
  -----------                                                        ------
CHAPTER FOUR                   VALUATION ANALYSIS
------------

   Introduction                                                        4.1
   Appraisal Guidelines                                                4.1
   RP Financial Approach to the Valuation                              4.1
   Valuation Analysis                                                  4.2
       1. Financial Condition                                          4.3
       2. Profitability, Growth and Viability of Earnings              4.5
       3. Asset Growth                                                 4.7
       4. Primary Market Area                                          4.7
       5. Dividends                                                    4.8
       6. Liquidity of the Shares                                      4.9
       7. Marketing of the Issue                                       4.10
             A. The Public Market                                      4.10
             B. The New Issue Market                                   4.16
             C. The Acquisition Market                                 4.20
             D. Trading in FNFG's Stock                                4.20
       8. Management                                                   4.21
       9. Effect of Government Regulation and Regulatory Reform        4.21
   Summary of Adjustments                                              4.21
   Valuation Approaches                                                4.22
       1. Price-to-Earnings ("P/E")                                    4.24
       2. Price-to-Book ("P/B")                                        4.27
       3. Price-to-Assets ("P/A")                                      4.27
   Comparison to Recent Conversions                                    4.27
   Pro Forma Impact of Acquisition                                     4.28
   Valuation Conclusion                                                4.28
   Establishment of the Exchange Ratio                                 4.31

                                 LIST OF TABLES
                       FIRST NIAGARA FINANCIAL GROUP, INC.
                               Lockport, New York

TABLE
NUMBER                DESCRIPTION                                                        PAGE
------                -----------                                                        ----
     1.1     Historical Balance Sheets                                                   1.8
     1.2     Historical Income Statements                                                1.14


     2.1     Summary Demographic Information                                             2.6
     2.2     Unemployment Data                                                           2.10
     2.3     Deposit Summary                                                             2.11
     2.4     Market Area Counties Deposit Competitors                                    2.13


     3.1     Peer Group of Publicly-Traded Thrifts                                       3.4
     3.2     Balance Sheet Composition and Growth Rates                                  3.7
     3.3     Income as a Percent of Average Assets and Yields, Costs, Spreads            3.10
     3.4     Loan Portfolio Composition and Related Information                          3.14
     3.5     Interest Rate Risk Measures and Net Interest Income Volatility              3.16
     3.6     Credit Risk Measures and Related Information                                3.17


     4.1     Market Area Unemployment Rates                                              4.8
     4.2     Pricing Characteristics and After-Market Trends of Recent
               Conversions Completed                                                     4.17
     4.3     Market Pricing Comparatives                                                 4.19
     4.4     Public Market Pricing                                                       4.25
     4.5     Public Market Pricing (reflecting acquisition of Finger Lakes Bancorp)      4.29

                       I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

     First Niagara Bank was organized in 1870 as a New York State chartered mutual savings bank. In April 1998 First Niagara Bank reorganized into the mutual holding company structure as the wholly owned subsidiary of First Niagara Financial Group, Inc. ("FNFG" or the "Company"). During 2000, FNFG acquired Cortland Savings Bank and Cayuga Bank, which currently operate as wholly owned subsidiaries of FNFG, and Albion Federal Savings and Loan Association which was merged into First Niagara Bank. Subject to regulatory approval, the three bank subsidiaries will become one bank branded under the First Niagara Bank name. Hereinafter the three bank subsidiaries will be collectively referred to as "First Niagara Bank" or the "Bank". Based in Lockport, New York, First Niagara Bank is a full-service, community-oriented saving bank that provides financial services to individuals, families and businesses through 39 banking centers, two loan production offices and 75 ATMs located in Western and Central New York. A map of the Bank's offices locations is included as Exhibit I-1. First Niagara Bank is a member of the Federal Home Loan Bank ("FHLB") system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation ("FDIC").

     First Niagara Financial Group, MHC (the "MHC") is the mutual holding company of FNFG. The MHC is currently in the process of converting from a New York charter to a federal charter. FNFG is a holding company that owns all of the outstanding common stock of First Niagara Bank. As of June 30, 2002, the MHC owned 15,849,650 shares or 61.0 percent of the Company's shares of common stock outstanding and the public owned the remaining 10,128,903 shares or 39.0 percent of the Company's shares of common stock outstanding. As of June 30, 2002, FNFG had consolidated assets of $2.9 billion, deposits of $2.1 billion and stockholders' equity of $272.3 million or 9.5 percent of total assets. FNFG's audited financial statements are included by reference as Exhibit I-2.

Plan of Conversion and Reorganization

     On July 21, 2002, the respective Boards of Directors of the MHC and FNFG adopted the plan of conversion and reorganization pursuant to which the MHC will be merged into the Bank and the MHC will no longer exist. Pursuant to the plan of conversion and reorganization, FNFG, which owns 100 percent of the Bank, will be succeeded by a new Delaware corporation with the same name. As part of the conversion, the Company will sell shares of common stock in an offering that will represent the ownership interest in FNFG currently owned by the MHC. As of June 30, 2002, the MHC's ownership interest in FNFG approximated 61.0 percent. The Company will also issue shares of its common stock to the public stockholders of FNFG pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued FNFG common stock as owned immediately prior to the conversion. As of June 30, 2002, the public stockholders' ownership interest in FNFG approximated 39.0 percent.

Acquisition of Finger Lakes Bancorp, Inc.

     On July 21, 2002, FNFG entered into an agreement to acquire Finger Lakes Bancorp, Inc. ("Finger Lakes Bancorp"). Pursuant to the agreement between FNFG and Finger Lakes Bancorp, FNFG will pay $20.00 per share for each share of Finger Lakes Bancorp common stock issued and outstanding with the consideration consisting of 50 percent cash and 50 percent of FNFG common stock. Finger Lakes Bancorp stock options will also be paid out with 50 percent cash and 50 percent of FNFG common stock. Using these assumptions, the total consideration to be paid for the acquisition Finger Lakes Bancorp is $66.358 million. Based on a $10.00 per share price for the second-step offering, 3,317,900 shares of FNFG common stock will be issued for 50 percent of the consideration and $33.2 million will be paid in cash for the balance of the consideration. The merger agreement provides that if the conversion and stock offering are not completed by March 31, 2003, FNFG will proceed with the merger transaction and Finger lakes Bancorp stockholders will receive the merger consideration of $20.00 per share in cash. Expenses and restructuring charges related to the acquisition have been estimated at $6.2 million on an after-tax basis.

Finger Lakes Bancorp

     Finger Lakes Bancorp is the Delaware chartered holding company parent of SB of the Finger Lakes. Finger Lakes Bancorp was formed in connection with the conversion of Finger Lakes Financial Corporation, MHC from mutual to stock form in November 2000. Finger Lakes Bancorp is a publicly-traded company whose stock is quoted on the NASDAQ National Market System under the ticker symbol "FLBC". To date, Finger Lakes Bancorp has not engaged in any material operations other than to hold all of the issued and outstanding stock of SB of the Finger Lakes, investment of funds, the payment of dividends and the repurchase of shares. As of June 30, 2002, Finger Lakes Bancorp reported consolidated assets of $387.8 million, deposits of $265.1 million and stockholders' equity of $37.1 million, equal to 9.6 percent of total assets. Finger Lakes Bancorp reported earnings for the six months ended June 30, 2002 of $1.3 million or approximately 0.73 percent of average assets.

Savings Bank of the Finger Lakes

     SB of the Finger Lakes is a federally-chartered savings bank headquartered in Geneva, New York. SB of the Finger Lakes conducts business through the main office and six branch offices in the Finger Lakes regions of New York State. SB of the Finger Lakes' largest market presence is in Ontario County, where the main office and two branches are located. SB of the Finger Lakes is a community-oriented savings institution providing mortgage loans and other traditional financial services to those in its local community. SB of the Finger Lakes' loan portfolio consists primarily of residential mortgage loans and also includes diversification into other types of mortgage loans as well as commercial business and consumer loans. Investments held by SB of the Finger Lakes consist primarily of mortgage-backed securities.

Strategic Overview

     Since the completion of the Company's minority stock offering in April 1998, FNFG has experienced significant growth and diversification of financial services and products. Growth has been achieved through internal growth, including expansion of the branch network through de novo branching, and growth through acquisition. Growth has also been facilitated through broadening of products and services, which has transformed the Company into a full service financial services company. As a diverse financial services company, FNFG's range of products and services presently include personal and business checking, savings, business loan and mortgage products, cash management services, investment alternatives, lease financing and trust services. The Company offers an expanded product line, which includes commercial and personal insurance, third party employee benefits administration and investment advisory services.

     FNFG has adopted a core marketing strategy where marketing and acquisition efforts will primarily be focused on the Western and Central New York banking markets, although the Company will also consider expansion through acquisition in Eastern Upstate New York and contiguous states such as Pennsylvania. The Company believes this approach will optimize FNFG's investment in banking distribution channels and marketing where there is the greatest opportunity and where the Company is best positioned for new growth. In Niagara, Cayuga and Cortland counties, the Company is currently a market leader with respective deposit market shares of 25 percent, 46 percent and 40 percent and the Company's focus in those counties is on incremental share growth. The Company views the greatest potential for meaningful share growth is currently in Erie County (the Buffalo market), Monroe County (the Rochester market), Oneida County (the Rome-Utica market) and Onondaga County (the Syracuse market), which respectively are $16.0 billion, $11.1 billion, $2.9 billion and $5.4 billion deposit markets. Of these three markets, the greatest near-term potential is considered to be in Erie and Oneida Counties where the Company maintains a stronger presence and greater name recognition than in Monroe County. Monroe County is viewed by FNFG as an attractive opportunity based on the size of the market, its proximity to the Bank's Western New York headquarters and the lack of a presence of a dominant locally headquartered bank. The Company's interest in the Monroe County market is reinforced by the success of the Rochester loan production office, which has closed over $125 million in commercial loans since opening in 1999. In late 2001, the Bank began a de novo branch expansion initiative, which in the next few years will significantly increase the Company's presence in both Erie and Monroe Counties, the State's two largest deposit markets outside of New York City.

     Through the acquisition of Finger Lakes Bancorp, the Company will gain a new market presence in Ontario and Tompkins Counties, which are both approximately $1.0 billion deposit markets. Finger Lakes Bancorp also maintains a small branch in Cayuga County, where the Company already maintains a notable market presence. The Company's growth strategy going forward is to continue to pursue accretive acquisitions of other financial institutions or financial service providers that will serve to strengthen distribution channels, build franchise value and increase shareholder returns.

     Historically, FNFG's operating strategy has been fairly reflective of a traditional thrift operating strategy in which 1-4 family residential mortgage loans and retail deposits have constituted the principal components of the Company's assets and liabilities, respectively. In recent years, the Company has pursued a more diversified lending strategy, emphasizing growth of commercial real estate and commercial business loans. Lending diversification by the Company also includes consumer loans and on a more limited basis construction loans.

     Implementation of a more diversified lending strategy has served to enhance the yield and interest rate sensitivity of the loan portfolio, while also increasing the credit risk associated with the loan portfolio. The Company has sought to limit the credit risk exposure associated with higher risk types of loans, through emphasizing origination of such loans in local and stable markets, and establishing lending relationships with favorable credit histories. The Company seeks to limit credit risk exposure on commercial business loans through emphasizing origination of smaller balance fully collateralized loans. The Company also targets the lower risk loan categories in commercial real estate lending, focusing on smaller multi-family properties typically with loans balances of less than $2.0 million. While FNFG maintained a favorably low non-performing assets-to-assets ratio of 0.42 percent at June 30, 2002, the Company's ratio of non-performing assets has increased in recent years. The increase in the non-performing assets-to-assets ratio from a low of 0.18 percent at year end 1999 has been mostly attributable to an increase in non-performing commercial business loans, although the Company has also experienced increases in non-performing 1-4 family permanent mortgage loans and commercial real estate loans.

     Investments serve as a supplement to the Company's lending activities. The Company's investment strategy emphasizes low risk types of investments, with the intent of providing and maintaining liquidity and to generate a favorable return within the context of supporting interest rate and credit risk objectives. Investments currently held by the Company consist primarily of mortgage-backed securities and U.S. Government agency securities. To manage the interest rate risk associated with the investment portfolio, the Company has emphasized investing in securities that mature or reprice in five years or less and all investment securities are maintained as available for sale.

     Retail deposits have consistently served as the primary interest-bearing funding source for the Company and have funded most of the Company's asset growth. Deposit growth has been facilitated by acquisition related growth, as well as growth of the branch network through de novo branching. The Company's strategic plan is to continue to build deposit market share through both acquisitions and de novo branching, with a focus on Western and Central New York banking markets where the aggregate deposit market provides significant scale to grow the Company's banking franchise. The Company's deposit composition will not be significantly altered by the deposits acquired from Finger Lakes Bancorp, as transaction and savings accounts will continue to comprise the largest portion of the deposit base.

     Borrowings serve as an alternative funding source for the Company to support management of funding costs and interest rate risk. The Company's use of borrowings has emphasized FHLB advances and reverse repurchase agreements, most of which have fixed rate terms of more than one year. To the extent deposit growth objectives are achieved, borrowings are expected to become a smaller component of the Company's funding composition. In fact, after increasing steadily during the past five fiscal years, the Company's use of borrowings declined for the six month period ending June 30, 2002.

     FNFG's earnings base is largely dependent upon net interest income and operating expense levels, although sources of non-interest operating income have become a more significant earnings contributor in recent years. Overall, FNFG's operating strategy has provided for a relatively strong net interest margin during the past five and one-half years, which has been supported by maintenance of a deposit composition with a relatively high concentration of lower cost savings and transaction accounts and diversification into higher yielding types of lending. The Company's operating expenses are also viewed as being relatively high, which can in part be attributed to the diverse array of products and services offered by FNFG that have supported growth of non-interest revenues. FNFG's relatively high operating expense ratio also reflects an investment in delivery channels, infrastructure and technology, which have yet to be fully leveraged.

     Over the past five and one-half years, FNFG's operating strategy has resulted in significant asset growth, leveraging of capital and gradual transformation of the balance sheet to a more "bank like" structure. A key component of the Company's business plan is to complete a second-step conversion offering. In particular, the additional equity capital raised in the conversion will provide a larger capital cushion for asset growth, including possible growth through other acquisitions of local thrifts, commercial banks or other financial service providers as opportunities arise. As a fully-converted institution, it is contemplated that the ability to offer Company stock as consideration will facilitate increased opportunities to grow through acquisition. The Company anticipates that growth opportunities will also result from the expansion of market area provided by the acquisition of Finger Lakes Bancorp, as well as further expanding the branch network through establishing additional de novo branches that complement the existing branch network.

     . FNFG. The Company is expected to retain up to 50 percent of the net conversion proceeds. At present, funds at the holding company level, net of the loan to the ESOP, are expected to be initially invested primarily into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, which may include acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

     . First Niagara Bank. Approximately 50 percent of the net conversion proceeds will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank will initially become part of general funds, pending deployment into loans.

Balance Sheet Trends

     Table 1.1 shows the Company's historical balance sheet data from December 31, 1997 through June 30, 2002, and the Company's consolidated pro forma balance sheet at June 30, 2002 after giving effect to the acquisition of Finger Lakes Bancorp before incorporating the capital to be raised in the stock offering. The following paragraphs describe the historical balance sheet trends for the Company on a pre-acquisition basis. The pro forma balance sheet impact of the acquisition of Finger Lakes Bancorp will be discussed at the end of this section.

     From year end 1997 through June 30, 2002, FNFG exhibited average annual asset growth of 21.9 percent, with the strongest growth occurring in 2000. The stronger asset growth in 2000 reflects the acquisitions of CNY Financial Corporation, the holding company for Cortland Savings Bank, and Iroquois Bancorp, Inc., the holding company for Cayuga Bank and the Homestead Savings FA. Asset growth has been primarily realized through loan growth, while growth in investment securities and mortgage-backed securities has been varied and, in general, more limited. Overall, total interest-earning assets comprising total assets has declined since year end 1997, reflecting the impact of goodwill and other intangibles created by the purchasing accounting acquisitions completed by the Company over the past five and one-half years. As of June 30, 2002, goodwill and intangibles equaled 2.4 percent of total assets. Asset growth has been funded by a combination of deposits, borrowings and capital. A summary of FNFG's key operating ratios for the past five and one-half years is presented in
Exhibit I-3.

     The Company's loans receivable portfolio increased at a 27.7 percent average annual rate from year end 1997 through June 30, 20020, increasing as a percent of assets from 53.9 percent at year end 1997 to 66.5 percent at June 30, 2002. Loan growth has been sustained throughout the past five and one-half years, with the most notable growth facilitated by acquisition related growth in 2000. Since 2000 the Company's loan growth has slowed, reflecting the impact of accelerated repayments of 1-4 family loans caused by borrowers refinancing into lower rate loans and the Company's philosophy of generally selling originations of fixed rate 1-4 family loans with terms of more 15 years and monthly repayments.

     Trends in the Company's loan portfolio composition highlight the current business plan of a pursuing a more diversified lending strategy, particularly emphasizing growth of commercial business types of lending. Over the past five and one-half years, the concentration of 1-4 family permanent mortgage loans comprising total loans declined from 61.5 percent at year end 1997 to 49.0 percent at June 30, 2002. Comparatively, over the same time period, commercial business loans increased from 0.8 percent to 8.0 percent of total loans. Commercial real estate/multi-family loans have consistently represented the most significant area of lending diversification for the Company, equaling 23.7 percent and 22.7 percent of loans receivable at year end 1997 and June 30, 2002, respectively. Over the past five and one-half years, growth of commercial real estate and multi-family loans has consisted mostly of commercial real estate loans. The Company has also realized notable growth in home equity loans, with such loans increasing from 2.1 percent of loans receivable at year end 1997 to
6.8 percent of loans receivable at June 30, 2002. Consumer loans, exclusive of home equity loans, have generally approximated 10 percent of the loan portfolio, although declined to 9.3 percent of the loan portfolio at June 30, 2002. The Company's balance of construction loans has consistently increased during the past five and one-half years, but continues to represent a minor area of lending diversification for the Company.

     The intent of the Company's investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting FNFG's overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into investments with short-term maturities. Over the past five and one-half years, the Company's level of cash and investment securities (exclusive of FHLB stock) ranged from a low of 10.0 percent of assets at year end 2000 to a high of 19.5 percent of assets at year end 1997. As of June 30, 2002, the Company maintained total cash and investments of $391.0 million or 13.6 percent of assets, which included $169.5 million of cash and equivalents. Investments held by the Company at June 30, 2002 consisted of U.S. Government agencies ($131.5 million), municipal bonds ($31.2 million), corporate bonds ($27.4 million), equity securities ($7.4 million), asset-backed securities ($19.0 million) and other securities ($5.0 million). To facilitate management of interest rate risk, most of the securities in the investment portfolio had maturities of less than three years at June 30, 2002 and the entire portfolio was maintained as available for sale. As of June 30, 2002, the Company maintained a net unrealized gain of $952,000 on the investment portfolio. Exhibit I-4 provides historical detail of the Company's investment portfolio.

     The Company also maintains investments in mortgage-backed securities, with the portfolio consisting primarily of fixed rate CMOs with maturities of less than five years that are guaranteed or insured by a federal agency. CMOs held by the Company also include obligations of private issuers. In addition, the Company's investment in mortgage-backed securities includes fixed rate pass-through securities that are guaranteed or insured by a federal agency. Mortgage-backed securities and CMOs are generally purchased as a means to deploy excess liquidity at more favorable yields than other investment alternatives that are consistent with FNFG's investment philosophy. The mortgage-backed securities portfolio ranged from a low of 11.5 percent at year end 2000 to a high of 26.0 percent of assets at year end 1998. As of June 30, 2002, the Company's portfolio of mortgage-backed securities totaled $334.8 million or 11.7 percent of assets and was classified as available for sale. A net unrealized gain of $4.6 million was maintained on the mortgage-backed securities portfolio at June 30, 2002.

     Over the past five and one-half years, FNFG's funding needs have been substantially met through retail deposits, internal cash flows, borrowings, retained earnings and proceeds realized from the minority stock offering. From year end 1997 through June 30, 2002, the Company's deposits increased at an annual rate of 18.6 percent. Deposit growth has been sustained throughout the past four and one-half years, with the most notable increase occurring in 2000 as the result of acquisition related deposit growth. Since year end 1997 deposit growth has not kept pace with asset growth, as total deposits declined from 84.4 percent of assets at year end 1997 to 74.8 percent of assets at June 30, 2002. However, recent trends show that deposit growth has adequately funded asset growth and repayment of some borrowings, as total deposits increased from 69.7 percent of assets at year end 2001 to the 74.8 percent ratio maintained at June 30, 2002. Over the past three and one-half years, deposit growth has consisted mostly of transaction and savings accounts and such deposits constitute the largest component of the Company's deposits. As of June 30, 2002, transaction and savings accounts equaled 59.4 percent of total deposits.

     The general decline in the level of deposits funding assets has been offset by increased utilization of borrowings and capital growth. Utilization of borrowings consists primarily of FHLB advances and reverse repurchase agreements, most of which were added following the minority stock offering in 1998 to facilitate leveraging of capital. Over the past five and one-half years, borrowings ranged from a low of 2.9 percent of assets at year end 1997 to a high of 19.6 percent of assets at year end 1999 and year end 2001. As of June 30, 2002, the Company's borrowings totaled $406.9 million or 14.2 percent of assets. As noted above, the recent decline in the level of borrowings funding assets was attributable to deposit growth and retained earnings adequately funding asset growth as well as the pay down of borrowings. Total borrowings declined from $559.0 million at year end 2001 to $406.9 million at June 30, 2002.

     From year end 1997 through June 30, 2002, retained earnings and net proceeds realized from the minority stock offering translated into an average annual capital growth rate of 17.8 percent for the Company. The most significant capital growth was recorded in 1998, as the result of the completion of the minority stock offering. Net proceeds from the minority stock offering amounted to $132.4 million, which supported an increase in the Company's equity-to-assets ratio from 11.1 percent at year end 1997 to 17.5 percent at year end 1998. The Company's equity declined in 1999, despite recording positive earnings for the year. The decline was primarily attributable to stock repurchases and a decline in the market value of the Company's available for sale investment portfolio. Asset growth combined with capital management strategies, such as stock repurchases and payment of cash dividends, has served to leverage the Company's equity-to-assets ratio down to 9.5 percent at June 30, 2002. The most significant asset growth and leveraging of capital was provided by the acquisitions completed in 2000. As the result of the goodwill and intangibles created by the acquisitions, the decline in the Company's tangible equity-to-assets ratio has been more significant. The Company's tangible equity-to-assets ratio equaled 6.7 percent at June 30, 20002, versus a comparable ratio of 17.5 percent at year end 1998. The additional capital realized from the second-step conversion offering will serve to strengthen the Company's capital position and support the growth strategies contemplated in its business plan.

     Balance Sheet Impact of the Acquisition of Finger Lakes Bancorp. The "Pro Forma Combined" column in Table 1.1 shows the pro forma impact of combining the June 30, 2002 balance sheets of FNFG and Finger Lakes Bancorp. Pursuant to the purchase method of accounting, the assets and liabilities of Finger Lakes Bancorp will be restated to fair market value as of the date of the acquisition, Finger Lakes Bancorp's existing stockholders' equity will be restated to a zero balance, and the excess of the purchase price over the fair market value of net assets well be recorded as an intangible asset. As shown in the Company's prospectus, the acquisition of Finger Lakes Bancorp has been estimated to result in goodwill and other intangibles of $39.5 million, of which $6.6 million will be subject to amortization as a core deposit intangible. On a pro forma combined basis, the Company's goodwill and other intangibles totaled $120.2 million, equal to 3.7 percent of assets. Before factoring in the impact of conversion proceeds, the pro form impact of the acquisitions reduces the Company's tangible equity-to-assets ratio from 6.7 percent to 5.7 percent.

     The acquisition of Finger Lakes Bancorp will result in a slight decline in the level of loans comprising total assets (declining from 66.5 percent to 64.8 percent of assets), reflecting the comparatively higher concentration of investment securities that comprise Finger Lakes Bancorp's interest-earning asset composition, most of which consist of mortgage-backed securities. Accordingly, on a pro forma combined basis, mortgage-backed securities increase to 14.2 percent of asset compared to FNFG's current ratio of 11.7 percent. The Company's funding composition is only slightly altered by the pro forma impact of the acquisition, with deposits declining slightly as a percent of assets (74.8 percent to 74.0 percent on a pro forma combined basis) and borrowings increasing slightly as a percent of assets (14.2 percent to 15.1 percent on a pro forma combined basis).

Income and Expense Trends

     Table 1.2 shows the Company's historical income statements from the year ended December 31, 1997 through the twelve months ended June 30, 2002, as well as the Company's pro forma combined income statement for the twelve months ended June 30, 2002 giving effect to the acquisition of Finger Lakes Bancorp. Earnings for the Company over the past five and one-half years ranged from a low of 0.77 percent of average assets in 1998 to a high of 1.13 percent of average assets in 1999. The lower return indicated for 1998 reflects the expense of the charitable contribution to fund the First Niagara Foundation, which was funded with FNFG stock and cash in connection with completion of the Company's minority stock offering. For the twelve months ended June 30, 2002, the Company reported net income of $26.0 million or 0.94 percent of average assets. Net interest income and operating expenses represent the primary components of the Company's earnings, while non-interest operating income has become a more significant contributor to FNFG's earnings in recent years. The Company's historically strong credit quality has generally served to limit the impact of loss provisions on earnings. Gains realized from the sale of securities have had a modest impact on earnings over the past five and one-half years and are not considered to be part of the Company's recurring or core earnings.

     FNFG maintained a healthy net interest margin throughout the period shown in Table 1.2, which has been supported by factors such as the Company's maintenance of a relatively high concentration of lower cost savings and transaction accounts, the increase in capital and resulting decline in the level of interest-bearing liabilities funding assets following the infusion of stock proceeds realized from the minority stock offering and implementation of a lending strategy that has emphasized diversification into higher yielding types of lending. Over the past five and one-half years, the Company's net interest income to average assets ratio has ranged from a low of 3.02 percent during 2000 to a high of 3.27 percent during 1998. For the twelve months ended June 30, 2002, the Company's net interest income to average assets ratio equaled 3.12 percent. The most recent twelve month period reflected declines in both the interest income and interest expense ratios compared to 2001, which was mostly related to the decline in market interest rates. Overall, the Company's net interest margin has exhibited relatively limited fluctuation, as FNFG's management of interest rate risk, through such strategies as emphasizing interest rate sensitive types of lending, maintaining an investment portfolio with short- and intermediate-term maturities and maintaining a high concentration of transaction and savings accounts, has supported maintenance of a relatively stable interest rate spread. Recent trends in the Company's interest rate spread show a widening of the yield-cost spread, which has been facilitated by the more immediate impact that the decline in short-term interest rates has had on the Company's funding costs. The Company's historical net interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

     Non-interest operating income has become a more significant contributor to the Company's earnings in recent years, increasing from 0.51 percent of average assets during 1997 to a high of 1.67 percent of average assets during 1999. For the twelve months ended June 30, 2002, non-interest operating income equaled
1.61 percent of average assets. Growth of non-interest operating income has been realized through increased fees and service charges generated from transaction deposits and other banking activities, as well diversification of products and services that generate fees and other sources of non-interest income. In addition to banking service charges and fees, other major contributors to the Company's non-interest income include leasing income generated through the Company's equipment finance subsidiary, fees generated from insurance services, bank-owned life insurance income, annuity and mutual fund commissions, and investment and fiduciary services income.

     Operating expenses, inclusive of the amortization of goodwill and intangibles, represent the other major component of the Company's earnings, ranging from a low of 2.16 percent of average assets during 1998 to a high of
3.36 percent of average assets during 2001. For the twelve months ended June 30, 2002, the Company's operating expense to average assets ratio equaled 2.99 percent. The general increase in the Company operating expense ratio since 1998 has resulted from expenses associated with diversification of products and services offered to retail and commercial customers, which has also supported growth in non-interest income, as well as the expense of amortizing goodwill/intangibles resulting from the Company's acquisitions. Consistent with the Company's higher operating expense ratio and more diversified operations, FNFG maintained a comparatively higher number of employees relative to its asset size. Assets per full time equivalent employee equaled $3.1 million for the Company, versus a comparable measure of $4.7 million for all publicly-traded thrifts. The recent decline in the operating expense ratio reflects leveraging of the infrastructure that has been put in place to support the Company's transformation into a full service provider of financial services, as well the smaller impact that amortization of goodwill/intangibles has had on earnings due to the change in accounting for goodwill. Upward pressure will be placed on the Company's operating expense ratio following the stock offering, due to expenses associated with operating as a company that is 100 percent owned by public shareholders and expenses related to the implementation of the stock benefit plans. However, the increase in capital realized from the stock offering will also increase the Company's capacity to leverage operating expenses through further growth of the balance sheet.

     Overall, the general trends in the Company's net interest margin and operating expense ratio since 1997 have resulted in a decline in the expense coverage ratio (net interest income divided by operating expenses). The Company's expense coverage ratio equaled 1.49 times during 1997, versus a comparable ratio of 1.04 times during the twelve months ended June 30, 2002. The decline in the expense coverage ratio was mostly attributable to an increase in the operating expense ratio, with the increase in operating expense ratio coinciding with growth of non-interest income. Accordingly, as the result of the increase in non-interest income to earnings, the Company's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and non-interest operating income) of 60.6 percent for the twelve months ended June 30, 2002 was only slightly less favorable than the 58.1 percent efficiency ratio maintained during 1997.

     Loan loss provisions have generally had a fairly limited impact on the Company's earnings over the past five and one-half years, which has been supported by the Company's favorable credit quality. Over the past five and one-half years, loan loss provisions established by the Company ranged from a low of 0.11 percent of average assets during 2000 to a high of 0.20 percent of average assets during the twelve months ended June 30, 2002 The higher loss provisions established during the most recent twelve month period was mostly attributable to growth of higher risk loans outstanding and the economic downturn. As of June 30, 2002, the Company maintained allowance for loan losses of $19.7 million, equal to 167.9 percent of non-performing loans and 1.03 percent of net loans receivable. Exhibit I-6 sets forth the Company's allowance for loan loss activity during the past five and one-half years.

     Net gains realized from the sale of investment securities have been a limited factor in the Company's earnings over the past five and one-half years. For the twelve months ended June 30, 2002, net gains equaled 0.02 percent of average assets. The only other non-operating item reflected in the Company's earnings for the period covered in Table 1.2 was the expense of the charitable contribution to fund the First Niagara Foundation. The expense of the charitable contribution was recorded in 1998 and reduced pre-tax earnings by $6.8 million or 0.51 percent of average assets. The net gains realized from the sale of investment securities and the expense of the charitable contribution are not considered to be part of the Company's recurring or core earnings.

     Over the past five and one-half years, the Company's effective tax rate ranged from a low of 32.1 percent in 1998 to a higher of 39.6 percent for the twelve months ended June 30, 2002. The Company's marginal effective tax rate approximates 40.0 percent. The lower effective tax rates exhibited by the Company reflects certain tax advantages realized from investment in municipal bonds and lower tax rates applied for investments maintained in the Company's REIT and investment subsidiaries.

     Pro Forma Earnings Impact of Finger Lakes Bancorp Acquisition. The "Pro Forma Combined" column in Table 1.2 shows the pro forma impact of the acquisition, based on Finger Lakes Bancorp's earnings for the twelve months ended June 30, 2002 and fair market value adjustments as of June 30, 2002. The pro forma earnings also reflect the loss of interest income that will result from the funding of the cash consideration ($33.2 million) and after-tax restructuring charges ($6.2 million). Operating expenses reflect Finger Lakes Bancorp's operating expenses for the twelve month ended June 30, 2002 and the increase in the amortization of the core deposit intangible that will result from the acquisition. The pro forma earnings do not include the impact of the second-step conversion offering or any cost savings that may realized in connection with the acquisition.

     The acquisition of Finger Lakes Bancorp had a slightly negative impact on the Company's pro forma combined earnings (before factoring in cost savings), as indicated by a decline in the return on average assets ratio from 0.94 percent to 0.87 percent. The decline in pro forma earnings was mostly attributable to a decline in non-interest operating income (1.61 percent of average assets to 1.49 percent on a pro forma combined basis) and an increase in the amortization of goodwill/intangible expense (0.12 percent of average assets to 0.17 percent on a pro forma combined basis). On a pro forma combined basis, non-operating income and operating expenses excluding amortization of intangibles, both declined as a percent of average assets, reflecting Finger Lakes Bancorp's implementation of a traditional thrift operating strategy that typically provides for lower levels of non-interest income and operating expenses in comparison to the Company's more diversified operating strategy. The pro forma combined operating expense ratio does not reflect any cost savings that may be realized through the merging of Finger Lakes Bancorp's operations into First Niagara Bank.

Interest Rate Risk Management

     The Company implements a number of strategies to manage interest rates risk, pursuant to which the Company seeks to maintain an acceptable balance between maximizing yield potential and limiting exposure to changing interest rates. Management of the Company's interest rate risk is conducted on an ongoing basis and is reviewed formally by the Asset/Liability Committee ("ALCO") monthly. The Company utilizes monthly interest rate risk exposure reports prepared internally with Sendero software to monitor and analyze the effects that interest rate movements will have on the balance sheet and on net interest income. A "cumulative gap" calculation is also performed on a monthly basis, to detail the differences between earning assets and costing liability repricings within specific time buckets. As of June 30, 2002, the Company maintained a cumulative one year gap-to-assets ratio of negative 14.3 percent (see Exhibit I-7).

     The Company manages interest rate risk from the asset size of the balance sheet through such strategies as lending diversification into loans that are primarily offered as short-term fixed rate loans or adjustable rate loans with short-term repricing periods, emphasizing the origination and retention of 1-4 family loans with adjustable rates or fixed rate loans with short-terms and/or bi-weekly repayment terms, selling originations of 1-4 family fixed rate loans that have long terms and monthly repayments, maintaining investments as available for sale and emphasizing investment in securities with short-terms or floating rates. As of June 30, 2002, of the total loans due after June 30, 2003, adjustable rate loans comprised 27.7 percent of the Company's loan portfolio. On the liability side of the balance sheet, management of interest rate risk has been pursued through strategies such as reducing the interest rate sensitivity of interest-bearing liabilities through utilizing fixed rate borrowings with terms of more than one year, maintaining interest rate swaps as a hedge for deposits held in money market accounts, seeking to extend CD maturities in low interest rate environments through offering attractive rates on certain longer term CDs, and emphasizing growth of less interest rate sensitive and lower cost savings and transaction accounts. Management of the Company's interest rate risk has also been facilitated by increasing sources of non-interest income, thereby lessening the Company's dependence on the yield-cost spread to sustain earnings during periods of interest rate volatility or changes in the yield curve that would result in compression of the yield-cost spread.

     At June 30, 2002, the Company maintained an interest rate swap agreement with a third party that had a notional amount of $10.0 million. The agreement has a two year term and matures in December 2002. Under this agreement, each quarter the Company pays interest on the notional amount at an annual fixed rate and receives from the third-party interest on the notional amount at the floating three month U.S. dollar LIBOR rate. The Company entered into this transaction to match more closely the repricing of its money market demand product. The

Company's current strategies for management of interest rate risk have de-emphasized utilization of off-balance sheet hedging instruments, although the Company will continue to analyze the future utilization of swap agreements as part of its overall interest rate risk management process.

Lending Activities and Strategy

     The Company's lending activities have traditionally emphasized 1-4 family permanent mortgage loans and 1-4 family permanent mortgage loans continue to comprise the largest concentration of the loan portfolio. In recent years, the Company has emphasized implementation of a more diversified lending strategy, particularly with respect to growth of commercial loans (real estate and business loans). Lending diversification by the Company also includes construction loans, consumer loans, multi-family loans and home equity loans.
Exhibit I-9 provides historical detail of FNFG's loan portfolio composition over the past five and one-half years and Exhibit I-10 provides the contractual maturity of the Company's loan portfolio by loan type as of June 30, 2002.

     The Company originates both fixed rate and adjustable rate 1-4 family permanent mortgage loans, generally retaining ARM loans, fixed rate loans with terms of less than 15 years and monthly repayments, and fixed rate loans with terms of less than 20 years and bi-weekly repayments. To foster customer loyalty and cross-selling opportunities, the Company retains the servicing on loans that are sold. FNFG offers ARM loans that adjust every one, five or seven years and are indexed to the comparable term U.S. Treasury Constant Maturity Index. Private mortgage insurance is generally required for loans with loan-to-value ("LTV") ratios above 80.0 percent. As of June 30, 2002, the Company's outstanding balance of 1-4 family permanent mortgage loan portfolio equaled $944.3 million or 49.0 percent of total loans outstanding.

     Construction loans originated by the Company consist of loans to finance the construction of 1-4 family residences, as well as multi-family and commercial real estate properties. The Company's 1-4 family construction lending activities include construction financing for construction/permanent loans and speculative loans. Construction loans for 1-4 family loans are offered on comparable terms as permanent mortgage loans and require the payment of interest only during the construction period, which is typically twelve months. Commercial real estate and multi-family loans are generally originated as construction/permanent loans and are subject to the same underwriting criteria as required for permanent mortgage loans, as well as submission of completed plans, specifications and cost estimates related to the proposed construction. These items are used as an additional basis to determine the appraised value of the subject property. The construction phase of the loan is made on a short-term basis, usually not exceeding two years, with floating interest rate levels generally established at a spread in excess of either the LIBOR or prime rate. As of June 30, 2002, FNFG's outstanding balances of construction loans equaled $82.1 million or 4.3 percent of total loans outstanding.

     The Company offers fixed-rate, fixed-term, monthly and bi-weekly home equity and second mortgage loans, and variable rate home equity lines of credit ("HELOCs") in its primary market area. Both fixed-rate and floating rate home equity products are offered in amounts up to a 90.0 percent LTV ratio (including the first mortgage) with a maximum loan amount of $150,000. Mortgage insurance is required for HELOCs with LTV ratios in excess of 80.0 percent. Monthly fixed-rate home equity loans are offered with repayment terms of up to 15 years and HELOCs are offered for terms of up to 30 years. The line may be drawn for 10 years, during which principal and interest is paid on the outstanding balance. Repayment of the remaining principal and interest is then amortized over the remaining 20 years. Bi-weekly fixed-rate home equity loans are offered with repayment terms up to 20 years, however, because the loan amortizes bi-weekly and two additional half payments are made each year, actual loan terms are significantly less. As of June 30, 2002, FNFG's outstanding balance of home equity loans equaled $130.6 million or 6.8 percent of total loans outstanding.

     The balance of the mortgage loan portfolio consists of commercial real estate and multi-family loans, which are generally collateralized by properties in the Company's market area. Such loans are typically extended up to a LTV ratio of 75.0 percent and require a debt-coverage ratio of at least 1.25 times. Commercial real estate and multi-family loans generally are offered as ARM loans based on the U.S. Treasury Constant Maturity Index, with one, three or five year repricing periods. The maximum terms for commercial real estate and multi-family loans is generally not more than 10 years, with a payment schedule based on not more than a 25-year amortization schedule for multi-family loans, and 20 years for commercial real estate loans. Properties securing FNFG's commercial real estate and multi-family loans include office buildings, shopping centers, retail strip centers, apartment buildings, industrial and warehouse properties and, to a lesser extent, more specialized properties such as churches, mobile home parks, restaurants, motel/hotels and auto dealerships. The Company's current policy with regard to commercial real estate and multi-family loans is to emphasize geographic distribution within the primary market area and diversification of property types. The Company's commercial real estate and multi-family holdings include approximately $21.6 million of participation loans in which the Company is not the lead lender and approximately $20.6 million of loans that are secured by properties outside of the State of New York. As of June 30, 2002, FNFG's outstanding balance of commercial real estate and multi-family loans equaled $437.4 million or 22.7 percent of total loans outstanding.

     Diversification into non-mortgage types of lending consists of consumer loans, as well as commercial business loans. The Company originates a variety of fixed rate installment loans and variable rate lines of credit, including indirect new and used automobile loans, manufactured housing loans, education loans and personal secured and unsecured loans. The Company generally offers manufactured housing loans in New York and New Jersey with fixed-rate, fully amortizing loan terms of 10 to 20 years. The Company has contracted with an independent third party to generate all manufactured housing loan applications. However, prior to funding, all manufactured housing loan originations must be underwritten and approved by designated FNFG underwriters. FNFG participates in indirect automobile lending programs with Western and Central New York auto dealerships. These loans are underwritten by the Company's consumer lending officers in accordance with Company policy. The Company also purchases "A" quality auto lease paper through a third-party finance company. Indirect auto loans have terms of up to 72 months while auto leases have terms of up to 60 months. The Company is also an active originator of education loans. Substantially all education loans are originated under the auspices of the New York State Higher Education Services Corporation ("NYSHESC") or the American Student Association ("ASA"). Under the terms of these loans, no repayment is due until the student graduates, with 98 percent of the principal guaranteed by NYSHESC or ASA. The Company's general practice is to sell education loans to Sallie Mae as the loans reach repayment status. Personal secured and unsecured installment loans generally do not exceed $50,000 and have terms that range from six to 60 months. Unsecured loans are only approved for more creditworthy customers. As of June 30, 2002, FNFG's outstanding balance of consumer loans equaled $178.7 million or 9.3 percent of total loans outstanding.

     The Company offers commercial business loans and lines of credit to small and medium sized companies in its market area. Commercial business loans offered by the Company consist of floating rate loans indexed to the prime rate and fixed rate loans with terms up to seven years. Fixed rate loans are generally extended at the Company's prime rate plus a margin of zero to three percent. Commercial business loans offered by the Company consist primarily of secured loans and, to a lesser extent, unsecured loans, for purposes of financing equipment acquisition, expansion, working capital and other general business purposes. The Company's commercial lending activities also include loans that are 75 to 85 percent guaranteed through the Small Business Administration ("SBA"). Terms of SBA loans range from one year to twenty-five years and generally carry a variable rate of interest indexed to the prime rate. The Company recently changed its strategic plan to focus on allocating a greater portion of available funds to both the commercial middle income and small business lending markets. To facilitate the Company's expansion of these areas, the Company has added commercial business products such as cash management, merchant services and Internet banking, together with credit scoring to enhance customer service to the small business client. As of June 30, 2002, FNFG's outstanding balance of commercial business loans equaled $154.8 million or 8.0 percent of total loans outstanding.

     Exhibit I-11 provides a summary of the Company's lending activities over the past three and one-half years. The Company's emphasis on pursuing a more diversified lending strategy is highlighted by recent lending volume trends. Most notably originations of commercial business loans increased from $29.7 million in 1999 to $129.8 million for the twelve months ended June 30, 2002 and originations of commercial real estate and multi-family loans increased from $66.9 million to $187.1 million during the comparable time periods. Originations of 1-4 family loans continue to represent the Company's most active lending area, based on originations of $228.6 million during the twelve months ended June 30, 2002. However, growth of the 1-4 family loan portfolio has been slowed by the sale of some fixed rate loan originations to the secondary market and accelerated repayments of 1-4 family loans that has resulted from borrowers refinancing their residential mortgages into lower interest rate loans. In fact, during 2001 and the first six months of 2002, loans repayments and loan sales have exceeded originations of 1-4 family loans, resulting in a declining balance of 1-4 family loans since the end of 2000. The Company has sustained positive loan growth through the past three and one-half years, with acquisition related growth supporting the most significant loan growth in 2000. Net loan growth in 2000 equaled $845.4 million, which included $692.9 million of acquired loans. Except for loans acquired through the acquisition of other financial institutions, the Company typically has not been an active purchaser of loans.

Asset Quality

     The Company's historical 1-4 family lending emphasis and credit risk management strategies have generally supported favorable credit quality measures. Over the past five and one-half years, FNFG's balance of non-performing assets ranged from a low of 0.18 percent of assets at year end 1999 to a high of 0.42 percent of assets at June 30, 2002. The increase in the non-performing assets ratio since year end 1999 was mostly attributable to an increase in non-accruing commercial business loans, which increased from $152,000 at year end 1999 to $4.1 million at June 30, 2002. Over the same time period, the Company also experienced less notable increases in non-accruing 1-4 family loans ($974,000 to $4.3 million) and non-accruing commercial real estate and multi-family loans ($640,000 to $2.2 million). As shown in Exhibit I-12, the Company's balance of non-performing assets at June 30, 2002 consisted of $11.7 million of non-accruing loans and $310,000 of other real estate owned.

     To track the Company's asset quality and the adequacy of valuation allowances, FNFG has established detailed asset classification policies and loan review procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed monthly by senior management and quarterly by the Board of Directors. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets.

     Management's evaluation of the allowance is based on a continuing review of the loan portfolio. The methodology for determining the amount of the allowance for credit losses consists of several elements. Non-accruing, impaired and delinquent commercial loans are reviewed individually and the value of any underlying collateral is considered in determining estimates of losses associated with those loans and the need, if any, for a specific reserve. Another element involves estimating losses inherent in categories of smaller balance homogeneous loans (one-to-four family, home equity, consumer) based primarily on historical experience, industry trends and trends in the real estate market and the current economic environment in the Company's market areas. The unallocated portion of the allowance for credit losses is based on management's evaluation of various conditions, and involves a higher degree of uncertainty because this component of the allowance is not identified with specific problem credits or portfolio segments. The conditions evaluated in connection with this element include the following: industry and regional conditions (primarily Western and Central New York State where the Company is subject to a high degree of concentration risk); seasoning of the loan portfolio and changes in the composition of and growth in the loan portfolio; the strength and duration of the current business cycle; existing general economic and business conditions in the lending areas, credit quality trends, including trends in non-accruing loans; historical loan charge-off experience; and the results of First Niagara Bank's regulatory examinations. The Company maintained valuation allowances of $19.7 million at June 30, 2002, equal to 1.03 percent of net loans receivable and 167.9 percent of non-performing loans.

Funding Composition and Strategy

     Deposits have consistently served as the Company's primary source of funds and at June 30, 2002 deposits accounted for 84.1 percent of FNFG's interest-bearing funding composition. Exhibit I-13 provides historical detail of the Company's deposit composition for the past three and one-half years. Lower cost savings and transaction accounts comprise the largest component of the Company's deposit composition, with such deposits averaging $1.2 billion or 57.4 percent of average total deposits for the six months ended June 30, 2002. Factors contributing to the Company's maintenance of a high level of transaction and savings accounts include the relatively high concentration of elderly customers in some of the markets that are served by the Company, who in general tend to have a greater preference towards maintaining their deposits in regular savings accounts, and realizing growth in checking accounts as the result of developing commercial account relationships. The low interest rate environment is also believed to have contributed to the increase in transaction and savings accounts maintained by the Company, as the general decline in CD rates has increased depositor preference to hold funds in liquid transaction accounts. Savings accounts comprise the largest component of the Company's transaction and savings account balance, averaging $545.7 million or 45.6 percent of total average transaction and savings accounts for the six months ended June 30, 2002.

     CDs comprise the balance of the Company's deposit composition, with the current CD composition reflecting a higher concentration of short-term CDs (maturities of one year or less). For the six months ended June 30, 2002, the CD portfolio averaged $889.9 million or 42.6 percent of average total deposits. As of June 30, 2002, 73.7 percent of total CDs had maturities of one year or less (see Exhibit I-14). For the six months ended June 30, 2002, jumbo CDs (CD accounts with balances of $100,000 or more) averaged $171.5 million or 19.3 percent of average total CDs. The Company does not hold any brokered CDs.

     Borrowings serve as an alternative funding source for the Company to support management of funding costs and interest rate risk. As of June 30, 2002, the Company maintained total borrowings of $406.9 million of borrowings, which consisted substantially of FHLB advances and reverse repurchase agreements. The Company's borrowings substantially consist of fixed rate instruments, most of which had maturities of more than one year at June 30, 2002. Exhibit I-15 provides further detail of FNFG' borrowing activities during the past three and one-half years.

First Niagara Bank Subsidiaries

     A description of the Bank's subsidiaries, including the subsidiaries maintained by Cortland Savings Bank and Cayuga Bank, is provided below.

     First Niagara Financial Services, Inc. ("FNFS") is a wholly-owned subsidiary of First Niagara Bank incorporated in 1997. FNFS is engaged in the sale of annuities, mutual funds and life insurance. FNFS acts as an agent for third party companies to sell and service their investment products.

     First Niagara Funding, Inc. ("FNF") is a wholly-owned real estate investment trust ("REIT") of First Niagara Bank incorporated in 1997 that primarily owns commercial mortgage loans. This REIT supplements its holdings of commercial real estate loans with fixed rate residential mortgages, home equity loans and commercial business loans.

     First Niagara Leasing, Inc. ("FNL") was acquired by First Niagara Bank on January 1, 2000 and provides direct financing in the commercial small ticket lease market to the equipment industry.

     First Niagara Securities, Inc. ("FNS"), a wholly-owned subsidiary of First Niagara Bank incorporated in 1984, is a New York State Article 9A company, which is primarily involved in the investment in U.S. Government agency and Treasury obligations.

     Niagara Investment Advisors ("NIA") is an investment advisory services firm that was acquired by First Niagara Bank on May 31, 2000. NIA specializes in equity, fixed-income and balanced portfolio accounts for individuals, pension plans, corporations and charitable institutions.

     Nova Healthcare Administrators, Inc. ("NOVA") was acquired on January 1, 1999 by First Niagara Bank and provides third-party administration of employee benefit plans.

     Warren-Hoffman & Associates, Inc. ("WHA") was acquired on January 1, 1999 by First Niagara Bank and is a full service insurance agency engaged in the sale of insurance products including business and personal insurance, surety bonds, risk management, life, disability and long-term care coverage. WHA was founded in 1968 and serves commercial and personal clients throughout the Company's market area. In July 2001, WHA began offering consulting and risk management services to commercial customers in the areas of alternative risk and self-insurance through the trade name First Niagara Risk Management. Allied Claim Services, Inc. ("Allied") was acquired by WHA on January 1, 2001 and is an independent insurance adjusting firm and third party administrator. Allied represents insurance companies and self-insured employers in the investigation, settlement and administration of claims brought under an insurance contract or as a self-insured. It operates primarily in the coverage areas of workers' compensation, automobile, general liability and property. In 2002 WHA acquired the customers of a property and casualty insurance agency and an insurance adjusting firm, both located in Western New York.

     Cortland REIT Corp. is a wholly-owned REIT that owns residential mortgage loans. This REIT supplements its holdings of residential real estate loans with commercial real estate and home equity loans.

     Cayuga Funding Corp. is a wholly-owned REIT of Cayuga Bank that primarily owns residential mortgage loans.

     Pursuant to the merging of Cayuga Bank and Cortland Savings Bank into First Niagara Bank, Cortland REIT Corp. and Cayuga Funding Corp. will be merged into FNF.

Legal Proceedings

     The Company is periodically involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts which are believed by management to be immaterial to the Company's financial condition and results of operations.

                                 II. MARKET AREA


Introduction

         FNFG serves the Western and Central portions of New York State through 39 branches, 75 ATMs, a telephone service center and two loan production offices. The Company maintains branches in eight counties and maintains its largest deposit market presence in the counties of Erie and Niagara. First Niagara Bank's main office is in Lockport, which is part of Niagara County, and is a suburb north of Buffalo. Buffalo is part of Erie County. The acquisition of Finger Lakes Bancorp will expand the Company's branch network into three adjacent counties where the Company currently does not maintain a branch presence, Ontario County, Seneca County and Tompkins County, and further strengthen its market present in Cayuga County. Finger Lakes Bancorp is headquartered in Geneva, which is located in Ontario County where three of its seven branches are maintained. Geneva is approximately 40 miles southeast of Rochester. Exhibit II-1 provides information on the Company's office facilities.

         The primary market area includes a mixture of rural, suburban and urban markets, with the Buffalo MSA being the most populous and more urban of the markets served by the Company's branches. The Finger Lakes region of New York consists of mostly rural and suburban markets. The economy in Western and Central New York State is fairly diversified, with services, wholesale/retail trade, manufacturing, and state and local government constituting the basis of the economy. The Company's competitive environment includes a large number of thrifts, commercial banks, credit unions and other financial services companies, some of which have a regional or national presence.

         Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Company, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors outlined herein have been taken in account regarding their relative impact on value.

National Economic Factors

         The future success of the Company's operations is partially dependent upon various national and local economic trends. In assessing economic trends over the past year, signs of slower economic growth prevailed in the third quarter of 2001, as a number of companies initiated lay-offs to offset profit erosion caused by slackening demand for products and services in general. Despite the general downturn in the economy, the housing sector continued to prosper from the decline in mortgage rates. The slowing economy also negatively impacted the budget surplus, which declined to $2.5 billion in July 2001, half its prior year level. However, inflation remained in-check, as consumer prices held steady with the support of lower energy prices.

         The September 11, 2001 terrorist attack had negative implications throughout the U.S. economy and increased expectations that a recession was unavoidable. The U.S. economy shrank at a 0.4 percent annual rate in the third quarter of 2001, existing home sales fell 11.7 percent in September and the index of leading economic indicators fell 0.5 percent in September. Consumer confidence in October fell to its lowest level in seven years, as the October unemployment rate hit a five-year high of 5.4 percent. A decline in the manufacturing index for October provided another sign that the economy was continuing to struggle. The Federal Reserve's "beige book" report indicated that economic activity generally remained soft in October and the first half of November, with evidence of additional slowing in most regions of the U.S. Residential mortgage delinquencies rose in the third quarter, reflecting the impact of a rising unemployment rate. The unemployment rate increased to 5.8 percent in December, although increased working hours in the manufacturing sector provided indications of a possible economic rebound.

         Signs of a healing economy became more prominent at the beginning of 2002, as manufacturing showed signs of expanding for the first time in 18 months, GDP growth was slightly positive in the fourth quarter of 2001 and the national unemployment rate declined from 5.8 percent in December 2001 to 5.6 percent in January 2002. January data for industrial production and retail sales provided further signs that the economic recovery was gaining traction and raised hopes that the recession was nearing an end. An upward revision to the fourth quarter GDP, a strong increase in a key manufacturing index for February and a decline in the February unemployment rate signaled that the U.S. economy was recovering more rapidly than expected. Consumer confidence surged in March to its highest level since December 2000, increasing expectations of a broad economic recovery in the U.S.

         The U.S. economy expanded at a 5.0 percent annualized rate in the first quarter of 2002, the fastest pace in two years. However, the breadth of the economic recovery did not appear to be broad based and showed signs of stalling, as corporate profits remained depressed and pessimism about the economic outlook continued to restrain capital spending and hiring. Economic data for April 2002 provided indications that the economic recovery was tapering off in the second quarter, based on a slower rate of expansion in the manufacturing sector and a decline in construction activity. While the labor market added jobs in April, the U.S. unemployment rate rose from 5.7 percent in March to 6.0 percent in April, its highest level in nearly eight years. Notwithstanding the jump in the unemployment rate, consumer confidence remained high and retail sales surged higher than expected in April. The upswing in the economy continued into May 2002 based on an increase in manufacturing activity, although most factories remained reluctant to add workers. While the labor market grew meagerly in May, which reduced the U.S. unemployment rate to 5.8 percent, the recovery in employment continued to trail the rest of the economy. The housing market remained strong in June and retail sales strengthened in June, but jobs remained scarce. While 36,000 jobs were created in June, the U.S. unemployment rate rose to 5.9 percent.

         Indications that the economy's recovery was weakening became more pronounced at the beginning of the third quarter. Second quarter GDP growth slowed to 1.1 percent and corporate profits were lower in the second quarter compared to the first. Manufacturing activity declined sharply in July 2002 and consumer confidence fell in July to its lowest level since February. The decline in consumer confidence and stagnant labor market translated into soft retail sales for July. The U.S. unemployment rate for July remained at 5.9 percent. In contrast to the other economic trends that showed the recovery losing momentum, the housing market remained strong as new home sales jumped 6.7 percent in July. The strong demand for housing continued to be bolstered by the low interest rate environment. The soft labor market and further declines in the stock market produced another decline in consumer confidence in August, although consumer spending remained strong particularly for purchases of homes and cars. U.S. manufacturing activity remained sluggish in August and the U.S. service sector slowed markedly in August, adding to concerns that the economic recovery was losing steam. However, a decline in the August U.S. unemployment rate to 5.7 percent provided an indication that the economic recovery was continuing.

         In terms of interest rate trends, interest rates generally trended lower during the second half of 2001, as concerns of a slumping economy prompted the Federal Reserve to reduce the overnight federal funds rate eleven times over the course of 2001. In total, the eleven rate cuts by the Federal Reserve sliced the target federal funds rate from 6.50 percent to 1.75 percent and provided for a reversion to a normal yield curve. The rate cuts implemented throughout 2001 served to widen the gap between short-and long-term interest rates as the year progressed and provided for a general decline in consumer loan rates. Lower mortgage rates spurred peak lending volumes for 1-4 family lenders, as the result of both refinancing activity as well as strong demand for new home purchases.

         Expectations of a slow economic recovery and low inflation provided for a stable interest rate environment at the beginning of 2002. The Federal Reserve left interest rates unchanged at its late-January meeting, based on indications that the economy stopped shrinking at the end of last year. After stabilizing through mid-February, interest rates moved higher in late-February and early-March as the economic rebound increased expectations that the Federal Reserve may raise interest rates by mid-year to keep inflation in check. The upward trend interest rates continued to prevail through most of March, as the Federal Reserve left interest rates unchanged at its mid-March meeting and indicated a shift in its policy directive to a neutral stance from one that favored additional easing.

         Interest rates eased lower at the beginning of the second quarter of 2002, as the economic recovery showed signs of faltering and the Federal Reserve indicated that a near term rate increase was becoming increasingly unlikely based on the continued uncertainty about the strength of the economic recovery. In fact, at its early-May meeting, the Federal Reserve left rates at a 40-year low, saying that the risks of economic weakness and inflation were equally balanced. The mild downward trend in interest rates continued through May and June, as selling pressure in stocks and political turmoil abroad further added to the attractiveness of U.S. Treasuries as a safe investment alternative. The extended sell-off in the stock market and indications of a weakening economic recovery provided for further easing of interest rates throughout July and the beginning of August. Interest rates stabilized during the second half of August, as the Federal Reserve elected to leave short-term rates unchanged at its mid-August meeting on indications that inflation posed less risk than slowing growth and weakness in the economy. Bond prices moved higher in early-September on weaker than expected manufacturing data for August, as the yield on the U.S. Treasury note fell below 4.0 percent for the first time in 40 years. As of September 6, 2002, one- and ten-year U.S. government bonds were yielding 1.67 percent and 4.03 percent, respectively, versus comparable year ago rates of 3.40 percent and 4.86 percent. Exhibit II-2 provides historical interest rate trends from 1991 through September 6, 2002.

Market Area Demographics

         Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the Company's market area (see Table 2.1). Erie County, which includes the City of Buffalo, and Monroe County, which includes the City of Rochester, are the two most populous market area counties that are served by the Company's branches. Since 1990, population growth in the primary market area has been fairly limited, with all of the primary market area counties recording population growth rates below the annual U.S. growth rate of
1.3 percent and the New York annual growth rate of 0.6 percent. In fact, only four of the primary market area counties, Ontario, Orleans, Monroe and Tompkins, recorded an increase in population from 1990 through 2001. Accordingly, the acquisition of Finger Lakes Bancorp will provide the Company access to some of the growth markets in the region, as the Company currently does not maintain a branch presence in either Ontario or Tompkins Counties. Population growth is projected to slow throughout the primary market area, with eight of the primary market area counties projected to experience declining populations over the next five years. The low population growth measures indicated for the primary market area can in part be attributed to economic factors in the regional economy, most notably the loss of manufacturing jobs that has been experienced in several of the primary area counties. The lack of employment opportunities in the rural markets served by the Company has also limited population growth in the regional market area. Household growth measures generally paralleled population growth, with Ontario County and Tompkins County posting the strongest household growth rates since 1990. Likewise, eight of the primary market area counties are projected to experience a reduction in households over the next five years.

         Income levels in the market area tend to reflect the nature of the markets served, with higher income levels generally prevailing in the faster growing or more metropolitan areas served by the Company's and Finger Lakes Bancorp's branches. Median household income and per capita income were the highest in Monroe County, which includes the Rochester metropolitan area, followed by the counties of Ontario and Tompkins. Accordingly, the acquisition of Finger Lakes Bancorp will not only provide the Company entrance into some growth markets, but also into some relatively affluent markets. From 1990 through 2001, Cayuga, Cortland and Tompkins Counties recorded household income growth that exceed the 3.2 percent annual growth rate indicated for both the U.S. and State of New York. Similar to national and state trends, growth in household income is projected to slow throughout the primary market area over the next five years, with Cayuga County and Oneida County projected to experience the strongest growth in household income through 2006. Household income distribution measures reflect that the primary market area is represented by all income levels, with Monroe County and Tompkins County maintaining the highest percentage of households with incomes of more than $100,000. Age distribution measures were fairly consistent with the U.S. and New York measures, although most of the primary market area counties maintained a higher percentage of senior citizens in comparison to the U.S. and New York.

         In summary, the demographic characteristics of the primary market area are not considered to be highly conducive for loan or deposit growth, and, thus, FNFG's growth will be somewhat contingent upon gaining market share. It is expected that gains in market share will be achieved through building on the Company's multi-market community banking franchise that offers comprehensive financial services and provides superior customer service. Additionally, growth will be achieved through de novo branching and possibly through additional acquisitions of financial institutions or other providers of financial services.

Regional Economy

         The Company's primary market area has a fairly diversified local economy, with employment in services, wholesale/retail trade, government and manufacturing serving as the basis of the local economy. Service jobs represent the largest employer in all of the primary market area counties, with the exception of Orleans County where government jobs represented the largest employment sector. Generally jobs in wholesale/retail trade and government accounted for the second and third largest employment sectors in the primary market area counties, although manufacturing jobs were the third largest employment sector in the counties of Cortland, Monroe, Niagara and Ontario. Once the backbone of the regional economy, the manufacturing sector has experienced job erosion since the 1970s. The manufacturing sector continued to experience job shrinkage in most of the primary market area counties during the second half of the past decade, although the rate of decline has slowed and Ontario and Tompkins counties recorded an increase in manufacturing jobs during the period. Similar to national trends, most of the recent job growth realized in the primary market counties has been in service related industries. Comparatively, job growth in other industries has been fairly limited in recent years, which has been a significant factor in the region's declining population. Niagara County was the only primary market area county that experienced a decline in total employment during the second half of the past decade.

         Comparative unemployment rates for the primary market area counties, as well as for the U.S. and New York, are shown in Table 2.2. Unemployment rates in the primary market area counties have been generally comparable to the U.S. and New York measures, with current unemployment rates ranging from a low of 2.8 percent in Tompkins County to a high of 7.1 percent in Cortland County. Similar to the U.S. and New York, the July 2002 unemployment rates for all of the primary market area counties, with the exception of Niagara County, were higher than a year ago with the most significant increase occurring in Cortland County.

                                    Table 2.2
                                Unemployment Data

         Region               July 2001               July 2002
         ------               ---------               ---------
         United States              4.7%                    6.0%
         New York                   4.9                     6.0
         Cayuga County              4.6                     5.3
         Cortland County            4.6                     7.1
         Erie County                5.5                     5.8
         Genesee County             4.1                     4.8
         Monroe County              4.7                     5.9
         Niagara County             6.7                     6.6
         Oneida County              4.7                     5.0
         Ontario County             3.4                     4.7
         Orleans County             5.4                     5.7
         Seneca County              3.6                     4.7
         Tompkins County            1.8                     2.8

         Source:  U.S. Bureau of Labor Statistics.



Deposit Trends

         The Company's and Finger Lakes Bancorp's retail deposit bases are closely tied to the economic fortunes of the Western and Central regions of the New York State economy and, in particular, the market areas where branches are currently maintained. Table 2.3 displays deposit market trends from June 30, 1999 through June 30, 2001 for the counties where the Company and Finger Lakes Bancorp maintained branches during that period. Additional data is also presented for the State of New York. The data indicates that deposit growth in the counties served by FNFG and Finger Lake Bancorp branches has been positive, with the exception of Niagara County and Orleans County. Similar to the State of New York, commercial banks maintained a larger market share of deposits than savings institutions in all of the primary market area counties.

         FNFG's largest deposit holdings are maintained in the counties of Erie and Niagara, with respective balances of $572.6 million and $562.4 million at June 30, 2001. The Company's 46.1 percent market share of Cayuga County deposits represented its largest market share of deposits, followed by Cortland County (40.2 percent), Orleans County (25.5 percent) and Niagara County

(25.4 percent). The Company's market share of Erie County deposits equaled 3.6 percent at June 30, 2001, which highlights the presence of significantly larger competitors, as well as the large number of bank and thrift competitors operating in the Buffalo MSA. The Company gained deposit market share in five of the eight counties served by its branches from June 30, 1999 through June 30, 2001.

         Finger Lakes Bancorp's largest holding of deposits is in Ontario County, where three of its seven branches are maintained. Finger Lakes Bancorp's $144.8 million of deposits at the Ontario County branches represented a 14.0 percent market share of thrift and bank deposits at June 30, 2001. Finger Lakes Bancorp's second largest concentration of deposits was in Tompkins County, with $51.7 million of deposits and a 5.0 percent deposit market share at June 30, 2001. Finger Lakes Bancorp maintains two branches in Tompkins County and the Company has received approval to also open a branch in Tompkins County, which will be located in Ithaca. During the period covered in Table 2.3, Finger Lakes Bancorp gained deposit market share in Cayuga County and Tompkins County.

         In addition to the deposit growth to be realized from the acquisition of Finger Lakes Bancorp, future deposit growth may be enhanced by the improved competitive posture that will result from the expanded market area served by the two institutions on a combined basis as well as the expansion of deposit products offered by the Company. Pursuant to the Company's strategic plan, FNFG will continue to evaluate opportunities to increase deposit market share through other acquisitions of financial institutions and at the same time will continue to pursue growth of deposits through de novo branching.

Competition

         The Company faces notable competition in both deposit gathering and lending activities, including direct competition with several financial institutions that primarily have a local or regional presence. Securities firms and mutual funds also represent major sources of competition in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as FNFG. With regard to lending competition, the Company encounters the most significant competition from the same institutions providing deposit services. In addition, the Company competes with mortgage companies, independent mortgage brokers, and credit unions in originating mortgage loans. Table 2.4 lists the Company's largest competitors in each of the primary market area counties, based on deposit market share as noted parenthetically. The Company maintains the largest deposit market share in the counties of Cayuga and Cortland and the second largest deposit market share in the counties of Niagara and Orleans. Finger Lakes Bancorp maintains the third largest deposit market share in Ontario County.

                                    Table 2.4
                       First Niagara Financial Group, Inc.
                    Market Area Counties Deposit Competitors

Location                                  Name

Cayuga County, NY          FleetBoston Financial Corp.(11.34%)
                           HSBC Holdings, Plc(11.21%)
                           Cayuga Lake Bank Corporation(8.08%)

Cortland, NY               Alliance Financial Corp.(36.95%)
                           KeyCorp(8.42%)
                           HSBC Holdings, Plc(7.74%)

Erie County, NY            HSBC Holdings, Plc(36.19%)
                           M&T Bank Corp.(27.57%)
                           FleetBoston Financial Corp.(6.51%)

Genesee, NY                M&T Bank Corp.(62.07%)
                           HSBC Holdings, Plc(11.77%)
                           Financial Institutions Inc.(9.57%)

Monroe County, NY          Citigroup Inc.(31.33%)
                           HSBC Holdings, Plc(17.83%)
                           M&T Bank Corp.(13.85%)

Niagara County, NY         HSBC Holding, Plc(34.49%)
                           KeyCorp(13.81%)
                           M&T Bank Corp.(9.88%)

Oneida County, NY          Partners Trust Fin. Group(19.76%)
                           Bank of Utica(19.22%)
                           HSBC Holdings, Plc(11.34%)

                       First Niagara Financial Group, Inc.
                    Market Area Counties Deposit Competitors

Location                                              Name

Ontario County, NY                       Canandaigua National Corp.(34.51%)
                                         Financial Institutions Inc.(24.01%)
                                         Community Bank Systems((8.18%)

Orleans County, NY                       HSBC Holdings, Plc(47.56%)
                                         Medina S&LA(10.67%)
                                         FleetBoston Financial Corp.(8.83%)

Seneca County, NY                        Community Bank Systems (28.04%)
                                         Seneca Falls SB MHC(23.99%)
                                         Financial Institutions Inc.(23.08%)

Tompkins County, NY                      Tompkins Trustco Inc.(50.72%)
                                         M&T Bank Corp.(14.80%)
                                         HSBC Holdings, Plc(8.60%)

Source: SNL Financial

         In the face of this competition, it has been necessary for the Company to establish a strategy in order to continue to expand and operate as a viable competitor. As a strong multi-market community banking franchise, the Company's strategy has placed an emphasis on positioning FNFG as a community-oriented financial institution that provides a comprehensive product line and superior customer service that meets the retail and commercial banking needs of its local customer base. This strategy includes offering a variety of commercial bank-like products that provide non-interest income. This strategy is designed to identify a niche in the Company's market where it can compete against other much larger institutions.

                            III. PEER GROUP ANALYSIS

This chapter presents an analysis of FNFG's operations versus a group of comparable companies (the "Peer Group") selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of FNFG is provided by these public companies. Factors affecting the Company's pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between FNFG and the Peer Group, will then be used as a basis for the valuation of FNFG's to-be-issued common stock. Financial data shown for FNFG in the following Chapter III tables does not include the pro forma impact of the acquisition of Finger Lakes Bancorp, so as to be consistent with the financial presentation set forth in FNFG's prospectus. Financial tables for Finger Lakes Bancorp were not included in the prospectus, as the acquisition was deemed to be immaterial for purposes of financial disclosure. However, the pro forma impact of the acquisition of Finger Lakes Bancorp has been taken into consideration in the valuation adjustments applied in Chapter IV and FNFG's resulting pro forma pricing.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

     Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics. There are approximately 221 fully-converted publicly-traded thrift institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Because FNFG will be a full public company upon completion of the acquisition and offerings, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of FNFG. In the selection process, we applied three "screens" to the universe of all public companies:

     . Screen #1. New York institutions with assets between $1 billion and $10 billion, ROEs between 4.0 percent and 12.0 percent and equity-to-assets ratios of greater than 6.0 percent. Three companies met the criteria for Screen #1 and all three were included in the Peer
          Group: Flushing Financial Corp., Hudson River Bancorp, Inc. and Troy Financial Corp. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded New York thrifts.

     . Screen #2. Other Mid-Atlantic and New England institutions with assets between $1 billion and $10 billion, ROEs between 4.0 percent and 12.0 percent and equity-to-assets ratios of greater than 6.0 percent. Eight companies met the criteria for Screen #2 and six were included in the Peer Group: Berkshire Hills Bancorp of MA, Connecticut Bancshares of CT, ESB Financial Corp. of PA, FirstFed America Bancorp of MA, Port Financial Corp. of MA, and Waypoint Financial Corp. of PA. Brookline Bancorp of MA, which completed its second-step offering on July 10, 2002, was excluded from the Peer Group due to the recency of its second-step offering. American Financial Holdings of CT was excluded due to a pending acquisition of the company.

     . Screen #3. Second-step conversion offerings completed since the beginning of 1998 with assets between $1 billion and $10 billion, ROEs between 4.0 percent and 12.0 percent and equity-to-assets ratios of greater than 6.0 percent. Three companies met the criteria for Screen #3 and two were included in the Peer Group: Fidelity Bankshares, Inc. of FL and Waypoint Financial Corp. of PA, which was previously included under Screen #2. Brookline Bancorp of MA was the other company that met the criteria for Screen #3 and, as noted above, was excluded due to the recency of its conversion.

     Table 3.1 shows the general characteristics of each of the ten Peer Group companies and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and FNFG, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of FNFG's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

     A summary description of the key characteristics of each of the Peer Group companies is detailed below.

..    Berkshire Hills Bancorp of MA. Selected due to comparable funding composition, relatively high earnings contribution from sources of non-interest income, relatively high level of operating expenses and favorable credit quality measures.

..    Connecticut Bancshares of CT. Selected due to comparable asset size, lending diversification emphasis on commercial real estate and consumer loans and favorable credit quality measures.

..    ESB Financial Corp. of PA. Selected due to comparability of market area served and favorable credit quality measures.

..    Fidelity Bankshares, Inc., of FL. Selected due to completion of second-step offering in 2001, comparable asset size, comparable size of branch network, comparable funding composition, comparable strength of net interest margin and favorable credit quality measures.

..    FirstFed America Bancorp of MA. Selected due to comparable lending emphasis on lower risk 1-4 family loans and favorable credit quality measures.

..    Flushing Financial Corp. of NY. Selected due to New York market area, comparable return on assets, comparable strength of net interest margin, comparable lending emphasis on lower risk 1-4 family loans, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

..    Hudson River Bancorp Inc. of NY. Selected due to New York market area, comparable asset size, comparable funding composition, comparable level of goodwill on the balance sheet, comparable return on assets, relatively high level of operating expenses, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

..    Port Financial Corp. of MA. Selected due to comparable interest-earnings asset composition, comparable funding composition, comparable return on assets, lending diversification emphasis on commercial real estate/multi-family loans and favorable credit quality measures.

..    Troy Financial Corp. of NY. Selected due to New York market area, comparable interest-earning asset composition, comparable funding composition, comparable level of goodwill and intangibles on the balance sheet, comparable return on assets, comparable lending emphasis on lower risk 1-4 family loans, lending diversification emphasis on commercial real estate/multi-family loans and consumer loans and favorable credit quality measures.

..    Waypoint Financial Corp. of PA. Selected due to completion of second-step offering and simultaneous acquisition in 2000, lending diversification emphasis on commercial real estate/multi-family loans and consumer loans and favorable credit quality measures.

     In aggregate, the Peer Group companies maintain a slightly lower level of capital than the industry average (9.45 percent of assets versus 10.48 percent for all public companies), generate higher earnings as a percent of average assets (0.86 percent core ROAA versus 0.77 percent for all public companies), and generate a higher core ROE (8.84 percent core ROE versus 7.89 percent for all public companies). Overall, the Peer Group's average P/B ratio and average core P/E multiple were above the respective averages for all publicly-traded thrifts.

                                                         All
                                                   Publicly-Traded    Peer Group
                                                   ---------------    ----------

         Financial Characteristics (Averages)
         ------------------------------------
         Assets ($Mil)                              $     2,003       $  2,148
         Market capitalization ($Mil)               $       276       $    299
         Equity/assets (%)                                10.48%          9.45%
         Core return on assets (%)                         0.77%          0.86%
         Core return on equity (%)                         7.89%          8.84%

         Pricing Ratios (Averages)(1)
         ----------------------------
         Core price/earnings (x)                          15.95x         18.56x
         Price/book (%)                                  129.85%        153.42%
         Price/assets (%)                                 13.31%         14.58%

         (1)      Based on market prices as of September 6, 2002.


         Ideally, the Peer Group companies would be comparable to FNFG in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to FNFG, as will be highlighted in the following comparative analysis.

Financial Condition

     Table 3.2 shows comparative balance sheet measures for FNFG and the Peer Group. FNFG's and the Peer Group's ratios reflect balances as of June 30, 2002, unless otherwise indicated for the Peer Group companies. FNFG's net worth base of 9.5 percent equaled the Peer Group's ratio. However, reflecting the more significant impact of goodwill/intangibles on the Company's balance sheet, the Peer Group's tangible equity-to-assets ratio of 8.3 percent exceeded the Company's ratio of 6.7 percent. The Company's pro forma tangible capital position will increase with the addition of the stock proceeds to a level exceeding the Peer Group's ratio, even after factoring in the additional goodwill/intangibles that will be created by the acquisition of Finger Lakes Bancorp. Both FNFG's and the Peer Group's capital ratios reflected surpluses over the regulatory capital requirements, with the Peer Group's ratios currently exceeding the Company's ratios.

     The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both FNFG and the Peer Group. FNFG's loans-to-assets ratio of 66.5 percent was above the comparable Peer Group ratio of 60.7 percent. Comparatively, FNFG's cash and investments-to assets ratio of 26.0 percent was lower than the comparable Peer Group measure of 34.0 percent. Overall, FNFG's interest-earning assets amounted to 92.5 percent of assets, which was somewhat below the Peer Group's ratio of 94.7 percent. The Company's lower ratio of interest-earning assets was in part attributable to the more significant impact of goodwill and intangibles on its balance sheet, which constituted 2.8 percent and 1.1 percent of the Company's and the Peer Group's assets, respectively.

     FNFG's funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group's funding composition. The Company's deposits equaled 74.8 percent of assets, which was above the Peer Group average of 64.3 percent. Comparatively, borrowings accounted for a lower portion of the Company's interest-bearing funding composition, as indicated by borrowings-to-assets ratios of 14.2 percent and 24.1 percent for FNFG and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 89.0 and 88.4 percent, respectively. Following the increase in capital provided by the net proceeds of the second-step offering, the Company's ratio of interest-bearing liabilities as a percent a assets will be less than the Peer Group's ratio.

         A key measure of balance sheet strength for a thrift institution is its interest-earning assets to interest-bearing liabilities ("IEA/IBL") ratio. Presently, the Peer Group's IEA/IBL ratio is stronger than the Company's ratio, based on respective ratios of 107.1 percent and 103.9 percent. The additional capital realized from stock proceeds should serve to provide FNFG with an IEA/IBL ratio that is more comparable to the Peer Group's ratio, as the increase in capital provided by the infusion of conversion proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets. At the same time, the additional goodwill/intangibles created by the acquisition of Finger Lakes will reduce the Company ratio of interest-earning assets comprising total assets.

         The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items, based on annual growth for the twelve months ended June 30, 2002. The Peer Group's stronger growth measures were supported by acquisition related growth, as Hudson River Bancorp, Connecticut Bancshares and FirstFed America Bancorp all completed acquisitions during the twelve month period. Asset growth rates of 8.1 percent and 22.2 percent were posted by the Company and the Peer Group, respectively. Asset growth for both the Peer Group and the Company was realized through growth in loans and cash and investments, with both FNFG and the Peer Group posting higher cash and investments growth rates compared to their respective loan growth rates. After factoring in the asset growth that will be provided by the acquisition of Finger Lakes Bancorp, FNFG's growth rates will be more comparable to the growth rates indicated for the Peer Group. Additionally, FNFG's future asset growth capacity will be comparable to or possibly slightly more favorable than Peer Group's, as the result of the increase in capital that the Company will realize from the net conversion proceeds.

         Asset growth for Company was substantially funded by growth in deposits (9.9 percent annual growth), as FNFG recorded only a slight increase in borrowings during the twelve month period (0.7 percent annual growth). Acquisition related growth also contributed to the higher deposit and borrowing growth rates indicated for the Peer Group, as the Peer Group posted deposit and borrowing growth rates of 28.8 percent and 9.8 percent, respectively. The borrowing growth rate shown for the Peer Group average was understated by the Peer Group companies that recorded borrowing growth rates in excess of 100 percent. For the period shown in Table 3.2, both of the "NM" borrowing growth rates shown for the Peer Group companies in Table 3.2 were attributable to companies recording borrowing growth rates in excess of 100 percent. Capital growth rates posted by the Company and the Peer Group equaled 8.0 percent and 6.5 percent, respectively. The Company's higher capital growth rate was in part supported by recording a slightly higher return on average assets ratio. The differences in the Company's and the Peer Group's tangible net worth growth rates was more significant, as the amortization of intangibles served to increase the Company's tangible net worth growth rate. Comparatively, the Peer Group's tangible net worth growth rate was negatively impacted by the goodwill created by acquisition related growth. The increase in capital realized from conversion proceeds will be a limiting factor on the Company's capital growth rate initially following the stock offering.

Income and Expense Components

     Table 3.3 displays comparable statements of operations for FNFG and the Peer Group, based on earnings for the twelve months ended June 30, 2002. For the period shown in Table 3.3, FNFG and the Peer Group reported net income to average assets ratios of 0.94 percent and 0.85 percent, respectively. The Company's slightly higher return was primarily realized through earning a higher level of non-interest income, which was somewhat offset by the Peer Group's lower ratio of operating expenses. Net interest income, loss provisions and gains were relatively comparable for the Company and the Peer Group.

     Net interest income represented the primary source of earnings for the Company and the Peer Group, equaling 3.12 percent and 3.09 percent of average assets, respectively. The Company maintained both a higher interest income ratio and a higher interest expense ratio in comparison to the Peer Group's ratios. The Company's higher interest income ratio was supported by maintaining a higher yield on interest earning assets (6.90 percent versus 6.53 percent for the Peer Group), which was consistent with the Company's greater degree of diversification into higher yielding types of loans (see Loan Composition - Table 3.4). Somewhat offsetting the earnings advantage provided by the Company's higher yield earned on interest-earning assets was the higher ratio of interest-earning assets-to-assets maintained by the

Peer Group (94.7 percent versus 92.5 percent for the Company). The lower interest expense ratio posted by the Peer Group was facilitated by maintaining a lower ratio of interest-bearing liabilities as a percent of assets (88.4 percent versus 89.0 percent for the Company), as well as by maintaining a lower cost of funds (3.53 percent versus 3.72 percent for the Company). Following the Company's conversion to full-stock form, the increase in capital to be realized from the infusion of conversion proceeds and the resultant decline in the level of interest-bearing liabilities funding assets should narrow the Peer Group's comparative advantage with respect to maintaining a lower interest expense ratio.

     In another key area of core earnings strength, the Company maintained a higher level of operating expenses than the Peer Group. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 2.99 percent and 2.25 percent, respectively, inclusive of amortization of goodwill and other intangibles. In general, the Company's higher operating expense ratio is reflective of its strategy to broaden products and services offered to retail and commercial customers, which has also supported growth in non-interest income. Consistent with the Company's higher operating expense ratio and more diversified operations, FNFG maintained a comparatively higher number of employees relative to its asset size. Assets per full time equivalent employee equaled $3.1 million for the Company, versus a comparable measure of $5.2 million for the Peer Group. On a post-offering basis, the Company's operating expenses will face upward pressure with the addition of stock benefit plans. However, the acquisition of Finger Lakes Bancorp should serve to slightly reduce the Company's operating expense ratio, as the result of cost savings that will be realized from the acquisition and the lower operating expense ratio that is currently maintained by Finger Lakes Bancorp.

     When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company's earnings strength was less than the Peer Group's. For the twelve months ended June 30, 2002, FNFG's and the Peer Group's expense coverage ratios equaled 1.04x and 1.37x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

     Sources of non-interest operating income were a larger contributor to FNFG's earnings, with such income amounting to 1.61 percent and 0.57 percent of FNFG's and the Peer Group's average assets, respectively. The Company's higher level of non-interest operating income is reflective of implementation of a more diversified operating strategy, which generates fee income and other sources of non-interest income. Additionally, the Company's higher level of non-interest income is supported by a funding composition that consists of a higher level of fee generating deposit accounts compared to the Peer Group's higher level of borrowings that do not provide non-interest income or cross-selling opportunities of other fee generating products and services. Taking non-interest operating income into account in comparing the Company's and the Peer Group's earnings, FNFG's efficiency ratio of 60.7 percent approximated the Peer Group's efficiency ratio of 59.8 percent.

     Loan loss provisions had a comparable impact on the Company's and the Peer Group's earnings, amounting to 0.20 percent and 0.16 percent of average assets for FNFG and the Peer Group, respectively. The level of loan loss provisions established by the Company and the Peer Group were indicative of the generally favorable credit quality measures maintained by the Company and the Peer Group.

     Net gains were a minor factor in the Company's and the Peer Group's earnings, with such gains amounting to 0.02 percent of average assets and negative 0.01 percent of average assets for FNFG and the Peer Group, respectively. Given the generally non-recurring nature of gains, the net gains reflected in Company's and the Peer Group's earnings will be discounted in evaluating the relative strengths and weaknesses of their respective earnings. Extraordinary items were not a factor in the Company's earnings and had a nominal negative impact on the Peer Group's earnings.

     Taxes had a slightly larger impact on the Company's earnings, as FNFG and the Peer Group posted effective tax rates of 39.6 percent and 36.1 percent, respectively.

Loan Composition

     Table 3.4 presents data related to the loan composition of FNFG and the Peer Group. In comparison to the Peer Group, the Company's loan portfolio composition reflected a lower concentration in the aggregate of 1-4 family permanent mortgage loans and MBS than maintained by the Peer Group (44.5 of assets versus 49.5 percent for the Peer Group). A higher concentration of mortgage-backed securities primarily accounted for the Peer Group's higher ratio, as FNFG and the Peer Group maintained comparable ratios of 1-4 family permanent mortgage loans (32.9 percent of assets versus 33.4 percent for the Peer Group). Loans serviced for others equaled 8.9 percent and 13.3 percent of the Company's and the Peer Group's assets, respectively, thereby representing a potentially greater source of non-interest income for the Peer Group. The Peer Group's more significant balance of off-balance sheet loan servicing translated into a slightly higher ratio of servicing intangibles, as servicing assets equaled 0.05 percent and 0.07 percent of the Company's and the Peer Group's assets, respectively.

     Diversification into higher risk and higher yielding types of lending was more significant for the Company. Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Company (15.2 percent of assets), followed by consumer loans (10.8 percent of assets) and commercial business loans (5.4 percent). Similarly, commercial real estate/multi-family loans represented the most significant area of lending diversification for the Peer Group (14.8 percent of assets) followed by consumer loans (5.9 percent of assets) and commercial business loans (4.6 percent of assets). Construction/land loans represented the only area of lending diversification that was more significant for the Peer Group, with such loans equaling 3.0 percent and 2.9 percent of the Peer Group's and the Company's assets, respectively. Overall, the Company's greater degree of lending diversification into higher risk types of lending, as well as maintenance of a higher ratio of loan-to-assets, translated into a higher risk weighted assets-to-assets ratio of 64.1 percent, versus a comparable ratio of 59.9 percent maintained by the Peer Group. The addition of Finger Lakes Bancorp's loan portfolio to the Company's loan portfolio is not expected to have a significant impact on the general composition of the Company's loan portfolio, given the relatively small size of Finger Lakes Bancorp's loan portfolio and the general comparability of FNFG's and Finger Lakes Bancorp's loan portfolio compositions.

Interest Rate Risk

     Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group companies. In terms of balance sheet composition, FNFG's interest rate risk characteristics were considered to be less favorable than the Peer Group's. Most notably, FNFG's lower tangible capital position and lower IEA/IBL ratio indicate a greater dependence on the yield-cost spread to sustain the net interest margin. A lower level of non-interest earning assets also represented an advantage for the Peer Group with respect to capacity to generate net interest income and, in turn, limiting the interest rate risk associated with the balance sheet. On a pro forma basis, the infusion of stock proceeds should serve to narrow the gap between the Bank's and the Peer Group's ratios, although the Company will continue to maintain a higher ratio of non-interest earning assets compared to the Peer Group, particularly after factoring in the additional goodwill/intangibles that will be created by the acquisition of Finger Lakes Bancorp.

     To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for FNFG and the Peer Group. In general, the relative fluctuations in the Company's and the Peer Group's net interest income to average assets ratios were considered to be fairly comparable and, thus, based on the interest rate environment that prevailed during the period covered in Table 3.5, the earnings volatility associated with their respective net interest margins was considered to be similar. The stability of the Company's net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of FNFG's assets and the proceeds will be substantially deployed into interest-earning assets.

Credit Risk

     Overall, the Peer Group's credit risk exposure appears to be slightly less than the Company's, based on the Peer Group's lower ratios of non-performing loans and non-performing assets and higher reserve coverage ratios. As shown in Table 3.6, the Company's ratio of non-performing assets and accruing loans that are more than 90 days past due equaled 0.42 percent of assets, which was above the comparable Peer Group ratio of 0.31 percent. Non-performing loans equaled 0.61 percent of the Company's loans compared to 0.38 percent for the Peer Group. The Peer Group maintained a higher level of loss reserves as a percent of non-performing loans (429.8 percent versus 167.9 percent for the Company) and as a percent of loans (1.24 percent versus 1.03 percent for the Company). The Company's higher credit risk exposure was also implied by higher net charge-offs, as net charge-offs equaled 0.23 percent and 0.17 percent of the Company's and the Peer Group's loans respectively. The acquisition of Finger Lakes Bancorp should facilitate a slight improvement in the Company's credit quality ratios, based on the nominal balance of non-performing assets maintained by Finger Lakes Bancorp at June 30, 2002 (equal to 0.10 percent of assets).

Summary

     Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of FNFG. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

                             IV. VALUATION ANALYSIS

Introduction

     This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the FNFG's conversion transaction.

Appraisal Guidelines

     The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

     The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

     The pro forma market value determined herein is a preliminary value for the Company's to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in

FNFG's operations and financial condition; (2) monitor FNFG's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

     The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including FNFG's value, or FNFG's value alone. To the extent a change in factors impacting the Company's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

     A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of FNFG coming to market at this time.

1.   Financial Condition

     The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company's and the Peer Group's financial strength are noted as follows:

     . Overall A/L Composition. Loans funded by retail deposits were the primary components of both FNFG's and the Peer Group's balance sheets. The Company's interest-earning asset compositions exhibited a higher loans-to-assets ratios and a greater degree of diversification into higher risk and higher yielding types of loans. Overall, the Company's higher concentration of loans and more significant diversification into higher risk types of lending translated into a higher risk weighted assets-to-assets ratio than maintained by the Peer Group. FNFG's funding composition reflected a higher level of deposits and a lower level of borrowings than the comparable Peer Group ratios. Overall, as a percent of assets, the Company maintained a lower level of interest-earning assets and a higher level of interest-bearing liabilities relative to the Peer Group's measures, which resulted in a higher IEA/IBL ratio for the Peer Group. The infusion of stock proceeds should serve to increase the Company's IEA/IBL ratio to a ratio that is more comparable to the Peer Group's ratio, although the Company will continue to maintain a higher level of non-interest earning assets compared to the Peer Group, which is due in part to the larger impact of goodwill and intangibles on the Company's balance sheet. Additionally, the Company's level of non-interest earning assets will increase in connection with the additional goodwill/intangibles that will be created by the acquisition of Finger Lakes Bancorp. Accordingly, for valuation purposes, RP Financial concluded that a slight downward adjustment was warranted for the Company's overall asset/liability composition.

     . Credit Quality. The Peer Group maintained slightly lower ratios of non-performing assets-to-assets and non-performing loans-to-loans. Reserve coverage ratios were stronger for the Peer Group, both as a percent of loans and as a percent of non-performing loans. Net loan charge-offs were more significant for the Company and FNFG maintained a higher risk weighted assets-to-assets ratio than the Peer Group. Overall, in comparison to the Peer Group, the Company's measures imply a greater degree of credit exposure and, thus, RP Financial concluded that a slight downward adjustment was warranted for the Company's credit quality.

     . Balance Sheet Liquidity. The Company operated with a lower level of cash and investment securities relative to the Peer Group (26.0 percent of assets versus 34.0 percent for the Peer Group). Following the infusion of stock proceeds, the Company's cash and investments ratio is expected to increase as the proceeds retained at the holding company level are anticipated to be initially deployed into investments. FNFG's future borrowing capacity was considered to be slightly greater than the Peer Group's, in light of the higher level of borrowings currently maintained by the Peer Group. However, both the Company and the Peer Group were considered to have ample borrowing capacities. Overall, balance sheet liquidity for the Company was considered to be comparable to the Peer Group and, thus, RP Financial concluded that no adjustment was warranted for this factor.

          . Funding Liabilities. Retail deposits served as the primary interest-bearing source of funds for the Company and the Peer Group, with the Company's funding composition reflecting a higher concentration of deposits and lower utilization of borrowings in comparison to the Peer Group's measures. While the Peer Group's overall funding composition provided for a lower cost of funds in the current interest rate environment, that advantage was considered to be more than offset by the higher level of non-interest income generated from the Company's greater utilization of retail deposits as a funding source. In total, the Company maintained a slightly higher level of interest-bearing liabilities than the Peer Group. Following the stock offering, the infusion of stock proceeds can be expected to support an increase in the Company's capital ratio and a resulting decline in the level of interest-bearing liabilities maintained as a percent of assets to a ratio that is lower than the Peer Group's ratio. Overall, RP Financial concluded that a slight upward adjustment was warranted for FNFG's funding composition.

          . Capital. The Company operates with a lower pre-conversion capital ratio than the Peer Group, with the gap becoming more significant on a tangible capital basis. After factoring in stock proceeds and the impact of the acquisition of Finger Lakes Bancorp, the Company's tangible capital position is expected to exceed the Peer Group's ratio. The Company's higher pro forma capital position implies greater leverage capacity, lower dependence on interest-bearing liabilities to fund assets and greater capacity to absorb unanticipated losses. Overall, RP Financial concluded that a slight upward adjustment was warranted for the Company's pro forma capital position.

          On balance, FNFG's balance sheet strength was considered to be comparable to the Peer Group's, as the downward adjustments applied for the Company's overall asset/liability composition and credit quality were negated by the upward adjustments applied for the Company's funding composition and capital strength. Accordingly, we concluded that no valuation adjustment was necessary for the Company's financial condition.

2.   Profitability, Growth and Viability of Earnings

     Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.

     . Reported Earnings. The Company reported slightly higher earnings on a ROAA basis (0.94 percent of average assets versus 0.85 percent for the Peer Group). Net interest margins and loan loss provisions were similar for the Company and the Peer Group. A higher level of non-interest operating income represented an earnings advantage for the Company, which was substantially offset by the Peer Group's lower level of operating expenses and lower effective tax rate. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company's earnings, with the benefit of reinvesting proceeds expected to be slightly offset by higher operating expenses associated with implementation of the stock benefit plans. The Company's earnings will also benefit from anticipated cost savings that will be realized in connection with the acquisition of Finger Lakes Bancorp. Overall, after factoring the pro forma impact of the conversion and the acquisition of Finger Lakes Bancorp, FNFG's reported earnings warranted a slight upward adjustment for valuation purposes.

     . Core Earnings. Both the Company's and the Peer Group's earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Company operated with a similar net interest margin, a higher operating expense ratio and a higher level of non-interest operating income. The Company's comparable net interest margin and higher level of operating expenses translated into a lower expense coverage ratio (1.04x versus 1.37x for the Peer Group). However, after factoring in the Company's higher level of non-interest operating income, the Company's and the Peer Group's core earnings strength were considered to be comparable as implied by the similarity of their efficiency ratios (60.7 percent versus 59.8 percent for the Peer Group). Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and the acquisition of Finger Lakes Bancorp, indicated that FNFG's core earnings were stronger than the Peer Group's and a slight upward adjustment was warranted for the Company's core earnings.

     . Interest Rate Risk. Quarterly changes in the Company's and the Peer Group's net interest income to average assets ratios indicated a comparable degree of volatility associated with their respective net interest margins. Other measures of interest rate risk, such as capital ratios, IEA/IBL ratios, and the level of non-interest earning assets-to-total assets were more favorable for the Peer Group, thereby indicating a lower dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the Company's capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and should eliminate the current advantages indicated for the Peer Group's ratios, although the Company's pro forma ratio of non-interest earning assets will continue to exceed the Peer Group's ratio. Overall, RP Financial concluded that the interest rate risk associated with the Company's earnings was comparable to the Peer Group's earnings interest rate risk exposure and no valuation adjustment was necessary for this factor.

           . Credit Risk. Loan loss provisions were a comparable factor in the Company's and the Peer Group's earnings (0.20 percent of average assets versus 0.16 percent for the Peer Group). Other factors, such as the Peer Group's stronger reserve coverage ratios, lower level of non-performing loans, lower net charge-offs and more limited diversification into higher risk types of lending, implied a lower degree of credit risk exposure was associated with the Peer Group's earnings in comparison to the Company's earnings. Overall, RP Financial concluded that a slight downward valuation adjustment was warranted for the Company's earnings credit risk exposure.

           . Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, earnings growth facilitated by acquisition related growth was considered to be comparable for the Company and the Peer Group. Second, following the infusion of stock proceeds, the Company's earnings growth potential with respect to leverage capacity will be greater than the Peer Group's. Lastly, the Company's more diversified operations into areas that generate non-interest operating income provides greater earnings growth potential and sustainability of earnings during periods when net interest margins come under pressure as the result of higher interest rates. Overall, the Company's earnings growth potential appears to be more favorable than the Peer Group's, and, thus, we concluded that a slight upward adjustment was warranted for this factor.

           . Return on Equity. The Company's pro forma return on equity will be below the comparable averages for the Peer Group and the industry, owing to FNFG's higher pro forma capital position. In view of the lower capital growth rate that will be imposed by FNFG's lower ROE, we concluded that a moderate downward adjustment was warranted for the Company's ROE.

           Overall, the Company's more favorable reported and core earnings, as well as more favorable earnings growth potential, were substantially offset by the Peer Group's lower credit risk exposure and stronger return on equity. Accordingly, RP Financial concluded that no valuation adjustment was warranted for the Company's profitability, growth and viability of earnings.

3.   Asset Growth

     Before factoring in the asset growth that will be provided by the acquisition of Finger Lake Bancorp, the Peer Group posted a stronger asset growth rate than the Company during the period covered in our comparative analysis (22.2 percent growth rate versus 8.2 percent for the Company). Acquisition related growth was a contributing factor in the higher growth rate posted by the Peer Group. When taking into account the asset growth that will be provided by the acquisition of Finger Lakes Bancorp, the Company's asset growth is comparable to the Peer Group's growth rate. Additionally, on a pro forma basis, the current growth limitations imposed by the Company's lower tangible equity-to-assets ratio will be addressed by the infusion of stock proceeds that will provide the Company with greater leverage capacity than currently maintained by the Peer Group. On balance, the Company's asset growth potential on a pro forma basis was considered to be more favorable than the Peer Group's and, thus, a slight upward adjustment was warranted for this factor.

4.   Primary Market Area

     The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Today, FNFG's primary market area for deposits and loans is considered to be the Western and Central portions of New York, particularly in markets where the Company maintains a branch presence. A majority of the primary market area counties served by the Company experienced population shrinkage during the 1990s, a trend that is expected to continue over the next five years. The decline in population reflects the impact of a contracting manufacturing sector in most of the Company's primary markets and limited job growth throughout the region. Income measures for the Company's primary market area were generally lower than the comparable U.S. and New York measures, which also represented a disadvantage in terms of supporting future growth opportunities for the Company.

     Overall, the markets served by the Peer Group companies were viewed as having more favorable growth characteristics than the Company's primary market area. The primary market areas served by the Peer Group companies have on average experienced stronger population growth and are more populous compared to the Company's primary market area On average, the

Company maintained a larger deposit market share than the Peer Group, indicating a competitive advantage for the Company in terms of the degree of competition faced for deposits. Comparative per capita income data indicated that the Peer Group companies generally operate in more affluent markets than served by the Company. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-3. As shown in Table 4.1, July 2002 unemployment rates for the markets served by the Peer Group companies generally were generally lower than the unemployment rate reflected for Niagara County. On balance, we concluded that a slight downward adjustment was appropriate for the Company's market area.

                                    Table 4.1
                         Market Area Unemployment Rates
                      FNFG and the Peer Group Companies (1)

                                                                    July 2002
                                                County            Unemployment
                                                ------            ------------

     First Niagara Financial - NY               Niagara               6.6%

     The Peer Group
     --------------
     Berkshire Hills Bancorp - MA               Berkshire             4.4%
     Connecticut Bancshares - CT                Hartford              4.3
     ESB Financial Corporation -PA              Lawrence              6.0
     Fidelity Bankshares, Inc. - FL             Palm Beach            6.3
     FirstFed American Bancorp - MA             Bristol               5.8
     Flushing Financial Corp. - NY              Queens                6.6
     Hudson River Bancorp, Inc - NY             Columbia              3.1
     Port Financial Corp. - NJ                  Suffolk               5.7
     Troy Financial Corp. - NY                  Rensselaer            4.3
     Waypoint Financial Corp. - PA              Dauphin               4.1

     (1) Unemployment rates are not seasonally adjusted.

     Source: U.S. Bureau of Labor Statistics.

5.   Dividends

     FNFG has indicated its intention to pay dividends in an amount such that current minority shareholders of FNFG continue to receive the same total cash dividend payment, with the per share dividend amount adjusted for the exchange ratio in the conversion. This adjusted dividend payment is estimated to total, on an annual basis, $0.18 per share, which would provide for a yield of 1.80 percent based on the $10.00 per share initial offering price. However, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

     All ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.54 percent to 3.05 percent. The average dividend yield on the stocks of the Peer Group institutions was 2.03 percent as of September 6, 2002, representing an average payout ratio of 37.2 percent of core earnings. As of September 6, 2002, approximately 90 percent of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 2.35 percent and an average payout ratio of 32.2 percent. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

     The Company's indicated dividend provides for a yield and resulting payout ratio on a core earnings basis that are within the range of comparable yields and payout ratios indicated for the Peer Group and are not considered to be materially different from the comparable Peer Group averages. On balance, we concluded that no adjustment was warranted for purposes of the Company's dividend policy.

6.   Liquidity of the Shares

     The Peer Group is by definition composed of companies that are traded in the public markets. Eight of the Peer Group companies trade on the NASDAQ system and two Peer Group companies trade on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $95.9 million to $653.7 million as of September 6, 2002, with average and median market values of $299.3 million and $308.7 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from approximately 5.5 million to
37.4 million, with average and median shares outstanding of approximately 13.0 million and 10.6 million, respectively. The

Company's pro forma market value is expected to be in the upper end of the range of market values exhibited by the Peer Group companies, while FNFG's shares outstanding are expected to higher than the shares outstanding maintained by all of the Peer Group companies. It is anticipated that the Company's stock will continue to be quoted on the NASDAQ National Market System. Overall, we anticipate that the Company's stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

7.   Marketing of the Issue

     We believe that four separate markets exist for thrift stocks, including those coming to market such as FNFG: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; (3) the thrift acquisition market for thrift franchises in New York; and (4) the market for the public stock of FNFG. All of these markets were considered in the valuation of the Company's second-step conversion.

     A.    The Public Market

           The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

           In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. The stock market slumped in early-September 2001, as the sharp increase in August unemployment sparked a broad-based sell-off. On September 11, 2001, all major financial markets closed in the wake of the terrorist attack on the World Trade Center and remained closed for the balance of the week. Prior to the resumption of trading on September 17, 2001, the Federal Reserve cut short-term rates by 0.50 percent as an attempt to provide support to the stock market. However, stocks sank sharply in the first day of trading after the terrorist attack, with some of the most significant losses occurring in the airline, travel and insurance stocks. Fears over an extended war on terrorism and further erosion of the nation's weakening economy extended the sell-off through the remainder of the week, as blue chip stocks posted their biggest weekly loss since the Depression. For the week ended September 21, 2001, the Dow Jones Industrial Average ("DJIA") dropped nearly 1,370 points or 14.3 percent. On September 24, 2001, stocks posted their first gains since the terrorist attack, as the DJIA regained approximately 25 percent of the prior week's losses with a one-day increase in the average of 368 points or 4.5 percent. Stocks continued to rebound through the end of September, regaining approximately half of the decline recorded in the first week of trading following the terrorist attack.

          The positive trend in the broader stock market generally prevailed through most of October 2001, despite a continuation of bad economic news. Growing confidence about the U.S. military attack in Afghanistan and hopes for a turnaround in the economy were factors that contributed to the stock market recovery. Stocks retreated in late-October, amid uncertainties about the job market and a decline in consumer confidence. Anticipation of another rate cut by the Federal Reserve served to lift stocks in early-November and the rally strengthened following the Federal Reserve's implementation of another half point rate cut at its regularly scheduled meeting in early-November. The favorable trend in the broader stock market continued through most of November, as the DJIA achieved a technical definition of a bull market in the third week of November and closed just shy of 10000 at month's end.

          In early-December 2001, technology stocks surged higher and the DJIA surpassed the 10000 mark, reflecting growing optimism about an economic recovery. However, the stock market rally ended on news of a larger than expected increase in the November unemployment rate. Fresh concerns about the corporate earnings outlook pushed stocks lower in mid-December, despite the Federal Reserve's eleventh interest rate cut of the year. During the second half of December, stocks generally moved higher on year end buying and favorable economic data that showed surprisingly strong new home construction. Notwithstanding the year end rally, the DJIA closed seven percent lower for the year and the NASDAQ Composite Index declined 21 percent in 2001, providing for the worst two-year performance in the stock market in 23 years.

          The stock market began 2002 with a New Year's rally, as investors bet on a forthcoming economic recovery and an upturn in corporate earnings. The momentum of the advance faded in mid-January, reflecting concerns that the markets were pricing in more of a recovery than the economy was showing. The Federal Reserve's decision to leave interest rates unchanged and indications that the economic downturn may be ending provided for a brief rebound in the broader stock market at the end of January. Stock market activity was mixed throughout most of February, as fears that accounting troubles similar to those impacting Enron could affect more companies weighed against hopes for an economic recovery and improved corporate earnings. The DJIA moved back above 10000 in late-February and sustained upward momentum in early-March, as favorable economic news and the Federal Reserve's cautiously optimistic assessment of the economy served to rally the broader market. Stocks traded in a narrow range in mid-March, reflecting uncertainty over the strength of the economic recovery and the possibility of future rate increases by the Federal Reserve. The Federal Reserve's decision to leave short-term rates unchanged at its mid-March meeting, as well as a shift in its policy directive to a neutral stance from one that favored additional easing, provided for a mixed reaction in the stock market. Stocks moved lower in late-March, reflecting first quarter earnings concerns and the prospect of rising interest rates.

          The general stock market declined at the beginning of the second quarter of 2002, reflecting growing concerns about the Mideast conflict. The broader stock market continued to struggle through mid-April, as the result of disappointing first quarter earnings among some of the blue chip stocks and weak earnings forecasts for the balance of 2002. Stocks continued to falter into late-April, primarily on the basis of weak first quarter earnings and growing concerns about the strength of the economic recovery. The extended sell-off prompted a rebound in blue-chip stocks at the end of April, but the rally sputtered on news of a sharper than expected increase in the April unemployment rate. The April 2002 unemployment rate rose to 6.0 percent, its highest level in nearly eight years.

          Stocks were largely unchanged by the Federal Reserve's widely anticipated decision to leave rates unchanged at its early-May 2002 meeting, but then rallied sharply higher the day following the meeting on hints from Cisco about a possible business rebound. Favorable economic data in the form of stronger than expected retail sales in April and rising hopes of more upbeat earnings forecast by technology firms supported further advances in stocks during mid-May. The rebound was not sustained in late-May, as profit taking and more terrorism warnings dampened investor enthusiasm for stocks. Investor pessimism extended the sell-off in stocks in early-June 2002, reflecting political turmoil abroad, concerns over corporate scandals and more disappointing earnings news from market leaders. Stocks jumped higher on oversold conditions in mid-June, but the rally was brief. Both the DJIA and NASDAQ Composite Index established new lows for 2002 during the week ended June 21, 2002, as a fresh batch of corporate earning warnings and the ongoing conflict in the Middle East further eroded investor confidence.

          Discovery of a $3.8 billion accounting error by WorldCom and nervousness about second quarter earnings heightened the sell-off at the close of the second quarter. In early-July 2002, bargain hunters provided a boost to stocks following the prolonged sell-off, despite news that the nation's unemployment rate edged up to 5.9 percent in June. The rally was not sustained, as worries about second quarter earnings and corporate accounting practices pushed market indices to new lows for the year in mid-July. A lack of investor confidence and indications that the nation's economic recovery was weaker than previously believed extended the general downward trend through the balance of July, with July marking the fourth consecutive down month for the DJIA. Weak economic data provided for further declines in stocks in early-August, but the downward trend was reversed on growing speculation of a rate cut by the Federal Reserve and news of a proposed $30 billion bailout for Brazil's financial crisis. In mid-August, the Federal Reserve's decision to leave interest rates unchanged prompted a sharp one-day sell-off in the broader market, which was followed by a sharp one-day increase in the major indexes on technical factors as investors took profits in bonds and shifted some money into stocks. The DJIA closed above 9000 in late-August, as stocks continued to rebound from oversold conditions in July. However, after five consecutive weekly gains in the DJIA, blue chip stocks declined in the last week of August on profit taking and cautious comments from bellwether technology stocks. The decline in the broader stock market continued during the first week of September, primarily on the basis of weak economic reports for manufacturing activity and retail sales in August. As an indication of the general trends in the nation's stock markets over the past year, as of September 6, 2002, the DJIA closed at 8427.20 a decline of 12.3 percent from one year earlier, while the NASDAQ Composite Index stood at 1295.30, a decline of 23.3 percent over the same time period. The Standard & Poors 500 Index closed at
893.92 on September 6, 2002, a decline of 17.7 percent from a year ago.

          The market for thrift stocks has been mixed during the past twelve months, but, in general, thrift stocks have outperformed the broader market. Thrift stocks followed the broader market lower in early-September 2001, reflecting the potential negative implications that a slowdown in consumer spending would have on financial stocks. In a sharp contrast to the broader market, thrift stocks moved higher on the first day of trading following the terrorist attack. The increase in thrift stocks was attributed to the 0.50 percent rate cut implemented by the Federal Reserve, which provided for a further steepening of the yield curve, and large buyback programs announced by a number of the large-cap thrifts following the Securities and Exchange Commission's decision to waive many of the regulations governing repurchases. However, thrift stocks experienced selling pressure at the end of the week ended September 21, 2001, as investors became wary that the worsening U.S. economy would negatively impact the housing market and related industries as well. Oversold conditions in the thrift sector provided for a positive correction in thrift stocks at the close of September.

          Thrift stocks eased lower through mid-October 2001, reflecting expectations that the series of interest rate cuts implemented by the Federal Reserve would be ending soon and the slowing economy would also began to negatively impact residential lenders. The SNL Index dropped sharply in mid-October, as third quarter results for two large-cap issues (Washington Mutual and Golden West Financial) indicated an increase in problem assets. After trading in a narrow range through the balance of October, thrifts stocks rebounded during most of November. Attractive valuations on some of the large-cap issues that had become oversold and another rate cut by the Federal Reserve in early-November were factors that contributed to the recovery in thrift prices. Thrift stocks eased lower at the close of November and traded in a narrow range in early-December, which was largely attributed to profit taking in some of the large-cap issues following their strong November performance. Expectations that earnings would benefit from the additional interest rate cuts implemented by the Federal Reserve during the fourth quarter supported an upward trend in thrift issues during mid- and late-December. For the year ended 2001, the SNL Index for all publicly-traded thrifts posted a gain of 5.0 percent.

          Further gains were registered in thrift stocks at the beginning of 2002, with the strongest performances again turned in by the larger companies. Expectations of strong fourth quarter earnings and growing sentiment of a slow economic recovery that would support a continuation of the steep yield curve were factors that contributed to the advance in thrift stocks. Thrift issues stabilized in mid-January and then moved higher in late-January, as investors were encouraged by fourth quarter earnings. In early-February, concerns about corporate accounting practices spilled over into the financial services sector, which translated into a general decline in bank and thrift stocks, particularly the large-cap issues. After stabilizing in mid-February, thrift issues advanced in late-February and early-March on strong fundamentals and acquisition speculation. Thrift stocks edged lower following the Federal Reserve meeting in March, reflecting growing sentiment that the economic recovery would lead to higher interest rates in the second half of the year.

          Thrift issues moved higher in early-April 2002, as investors became more optimistic about first and second quarter earnings for the thrift sector. Growing sentiment that the Federal Reserve would not raise rates in May further contributed to the upswing in thrift prices. The upward momentum in thrift stocks was sustained through mid-April, with the advance supported by favorable first quarter earnings, low inflation data and investors dumping technology stocks in favor of lower risk bank and thrift stocks. Thrift stocks stabilized in late-April in the face of a downturn experienced in broader stock market, as traditional spread lenders benefited from generally weak economic news. News of the increase in the April unemployment rate served to boost thrift prices in early-May, as the weak employment data lessened expectations of a strong economic recovery that could lead to higher interest rates. Thrift stocks stabilized in mid- and late-May, as Citigroup's proposed $5.8 billion acquisition of Golden State Bancorp had little impact on the broader thrift market. While the broader market experienced extensive selling pressure in early-June, the decline in thrift issues was relatively mild as investors continued to be attracted to the generally more stable performance characteristics of thrift stocks.

          Thrifts experienced more extensive selling pressure in mid-July 2002, as the downturn in broader market weighed on thrift issues as well. Lower interest rates, second quarter earnings that generally met expectations and acquisition speculation in certain regional markets supported a recovery in thrift prices in late-July. After stabilizing during early-August, thrift issues eased higher in conjunction with the broader indexes in mid-August. Thrift issues traded in a narrower range during the balance of August and into early-September, thereby sustaining solid gains for 2002 and significantly outperforming the broader market indexes. On September 6, 2002, the SNL Index for all publicly-traded thrifts closed at 1116.9, an increase of 21.9 percent from one year ago.

     B.   The New Issue Market

          In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company's pro forma market value. The new issue market is separate and distinct from the market for seasoned stock thrifts in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/TB ratio often reflects a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

          The market for converting thrifts has strengthened in conjunction with the broader thrift market over the past year, although conversion activity has remained somewhat limited. As shown in Table 4.2, only two standard conversion offerings have been completed during the past three months. The average pro forma price/tangible book and core price/earnings ratios of the recent standard conversions equaled 71.2 percent and 28.0 times, respectively. One second-step conversion offering, Brookline Bancorp of Massachusetts ("Brookline Bancorp"), has also been completed during the past three months, which is considered to be more relevant for purposes of determining FNFG's pro forma pricing. Brookline Bancorp's pro forma price/tangible book ratio and core price/earnings multiples equaled 94.9 percent and 22.1 times, respectively. In general, second-step conversions tend to be priced (and trade in the aftermarket) at a higher P/TB ratio than standard conversions. We believe investors take into consideration the generally more leveraged pro forma balance sheets of second-step companies, their track records as public companies prior to conversion, and their generally higher pro forma ROE measures relative to standard conversions in pricing their common stocks. Exhibit IV-4 presents historical offering data for second-step conversions, illustrating the historical trends and characteristics of second-step offerings.

          In examining the current pricing characteristics of the conversion offerings completed during the last three months (see Table 4.3), we note there exists a considerable difference in pricing ratios compared to the universe of all publicly-traded thrifts. Specifically, the current average P/TB ratio of the three publicly-traded full conversions completed in the most recent three month period of 95.22 percent reflects a discount of 26.7 percent from the average P/TB ratio of all publicly-traded thrifts (equal to 129.85 percent). Comparatively, the core P/E multiple maintained by the recent conversions reflected a significant premium compared to the average core P/E ratio of 15.95 times for all publicly-traded thrifts, with two of the three recent conversions exhibiting "not meaningful" core P/E multiples of more than 30 times core earnings. Additionally, the equity-to-assets ratio of the recent conversion was significantly above the average for all publicly-traded thrifts (27.07 percent versus 10.48 percent for all publicly-traded thrifts), which primarily accounted for the lower core return on equity maintained by the recent conversions (3.17 percent versus 7.89 percent for all publicly-traded thrifts). Overall, the pricing ratios of the recent conversions suggest that the investment community has determined to discount the recent conversion stocks on a price-to-book basis until return on equity and P/E multiples improve through redeployment and leveraging of the proceeds.

     C.   The Acquisition Market

          Also considered in the valuation was the potential impact on FNFG's stock price of recently completed and pending acquisitions of other savings institutions operating in New York. As shown in Exhibit IV-5, there were ten New York thrift acquisitions completed between the beginning of 1998 through year-to-date 2002, and there are currently two acquisitions pending of New York savings institutions, including FNFG's acquisition of Finger Lakes Bancorp. The recent acquisition activity involving New York savings institutions may imply a certain degree of acquisition speculation for the Company's stock. To the extent that acquisition speculation may impact the Company's offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company's market and, thus, are subject to the same type of acquisition speculation that may influence FNFG's trading price.

     D.   Trading in FNFG's Stock

          Since FNFG's minority stock currently trades under the symbol "FNFG" on the NASDAQ National Market System, RP Financial also considered the recent trading activity in the valuation analysis. FNFG had a total of 25,978,553 shares issued and outstanding at June 30, 2002, of which 10,128,903 shares were held by public shareholders and were traded as public securities. As of September 6, 2002, the Company's closing stock price equaled $30.34 per share. There are significant differences between the Company's minority stock (currently being traded) and the conversion stock that will be issued by the Company. Such differences include different liquidity characteristics (the new conversion stock will be significantly more liquid owing to greater public shares available to trade), a different return on equity for the conversion stock and dividend payments will be made on all outstanding shares; thereby, requiring a higher payout ratio to sustain the current level of dividends paid to non-MHC shareholders. Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level. As the pro forma impact is made known publicly, the trading level will become more informative.

                              * * * * * * * * * * *

     In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for second-step conversion shares, the acquisition market and recent trading activity in FNFG's minority stock. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.   Management

     FNFG's management team appears to have experience and expertise in all of the key areas of the Company's operations. Exhibit IV-6 provides summary resumes of FNFG's Board of Directors and senior management. Based on our due diligence conducted of the Company and the Company's financial characteristics, the Company is viewed as being effectively managed and there is a well-defined organizational structure.

     Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.   Effect of Government Regulation and Regulatory Reform

     In summary, as a fully-converted OTS regulated institution, FNFG will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-7 reflects the Bank's pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

     Overall, based on the factors discussed above, we concluded that the Company's pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

     Key Valuation Parameters:                                  Valuation Adjustment
     ------------------------                                   --------------------
     Financial Condition                                        No Adjustment
     Profitability, Growth and Viability of Earnings            No Adjustment
     Asset Growth                                               Slight Upward
     Primary Market Area                                        Slight Downward
     Dividends                                                  No Adjustment
     Liquidity of the Shares                                    No Adjustment
     Marketing of the Issue                                     No Adjustment
     Management                                                 No Adjustment
     Effect of Government Regulations and Regulatory Reform     No Adjustment

Valuation Approaches

     In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing FNFG's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in FNFG's prospectus for offering expenses, the reinvestment rate, the effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-8 and IV-9). In addition, we also considered the recent trading price of the Company's stock.

     RP Financial's valuation placed an emphasis on the following:

        . P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company's and the Peer Group's operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, since reported earnings for both the Company and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Company and the Peer Group and resulting price/core earnings ratios.

        . P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of a public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

          . P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings - we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

          . Trading of FNFG Stock. Converting institutions generally do not have stock outstanding. FNFG, however, has public shares outstanding due to the mutual holding company form of ownership. Since FNFG is currently traded on the NASDAQ, it is an indicator of investor interest in the Company's conversion stock and therefore received some weight in our valuation. Based on the September 6, 2002 closing trading price of $30.34 per share and the 25,978,553 shares of Company stock issued and outstanding, the implied value of $788 million was considered in the valuation process. However, since the conversion stock will have different characteristics than the minority shares and since pro forma information has not been publicly disseminated to date, the current trading price of FNFG was somewhat discounted herein but will become more important towards the close of the offering.

     The Company has adopted Statement of Position ("SOP") 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

     Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that, as of September 6, 2002, the aggregate pro forma market value of FNFG's conversion stock was $631,038,720 at the midpoint, equal to 63,103,872 shares at $10.00 per share. The midpoint and resulting valuation range is based on the sale of a 61.01 percent ownership interest to the public, which provides for a $385.0 million public offering at the midpoint value.

      1. Price-to-Earnings ("P/E"). The application of the P/E valuation method requires calculating the Company's pro forma market value by applying a valuation P/E multiple to the pro forma earnings base of the resulting fully converted public company. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company's reported earnings, incorporating the reinvestment of $15.9 million of net MHC assets, equaled $26.460 million for the twelve months ended June 30, 2002. In deriving FNFG's core earnings for purposes of the valuation, the only adjustment made to reported earnings was to eliminate gains on the sale of investment securities. For the twelve month period, the Company recorded net gains from the sale of investment securities of $598,000. As shown below, on a tax-effected basis, assuming an effective marginal tax rate of 40.0 percent, the Company's core earnings were determined to equal $26.101 million for the twelve months ended June 30, 2002. (Note: see Exhibit IV-10 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

                                                                Amount
                                                                ------
                                                                 ($000)

      Net income                                               $26,460
      Net gains on sale of securities(1)                          (359)
                                                                  ----
       Core earnings estimate                                  $26,101

      (1)  Tax effected at 40.0 percent.

      Based on the Company's reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company's pro forma reported and core P/E multiples at the $631.0 million midpoint value equaled 18.48 times and 18.68 times, respectively, which provided for premiums of 1.8 percent and 0.6 percent relative to the Peer Group's average reported and core earnings multiples of 18.16 times and 18.56 times, respectively (see Table 4.4).

      2. Price-to-Book ("P/B"). The application of the P/B valuation method requires calculating the Company's pro forma market value by applying a valuation P/B ratio, derived from the Peer Group's P/B ratio, to FNFG's pro forma book value. In applying the P/B approach, we considered both reported book value and tangible book value. Based on the $631.0 million midpoint valuation, FNFG's pro forma P/B and P/TB ratios equaled 99.74 percent and 114.34 percent, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 153.42 percent and 176.19 percent, the Company's ratios reflected discounts of 35.0 percent and 35.1 percent, respectively. RP Financial considered the discounts under the P/B approach to be reasonable in light of the valuation adjustments referenced earlier, the Company's resulting P/E multiples and lower return on equity.

      3. Price-to-Assets ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio computed herein. At the midpoint of the valuation range, FNFG's value equaled 19.52 percent of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 14.58 percent, which implies a premium of 33.9 percent being applied to the Company's pro forma P/A ratio.

Comparison to Recent Conversions

      As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The two standard conversion offerings completed within the past three months closed at an average P/TB ratio of 71.2 percent and appreciated 18.4 percent during the first week of trading.

      The one recently completed second-step conversion offering closed at a price/tangible book ratio of 94.9 percent and its trading price increased 14.0 percent during its first week of trading as a fully converted company. In comparison, the Company's P/TB ratio of
114.3 percent at the midpoint value reflects an implied premium of 20.4 percent relative to the closing P/TB ratio of Brookline Bancorp's recent second-step conversion offering. In comparison to Brookline Bancorp's current aftermarket P/TB ratio of 118.0 percent, the Company's P/TB ratio at the midpoint value reflects an implied discount of 3.1 percent and at the top of the super range reflects an implied premium of 6.5 percent.

Pro Forma Impact of Acquisition

      Table 4.5 shows the Company's pro forma pricing ratios after incorporating in the pro forma impact of the acquisition of Finger Lakes. At the midpoint of the valuation range, the Company pro forma market value is equal to $664,217,720, which includes 3,317,900 shares that will be issued for the acquisition of Finger Lakes Bancorp at $10.00 per share. At the midpoint of the valuation range, the Company's pro forma reported and core P/E multiples equaled
18.80 times and 18.92 times, respectively, which provided for premiums of 3.5 percent and 1.9 percent relative to the Peer Group's average reported and core earnings multiples of 18.16 times and 18.56 times, respectively. At the midpoint valuation, FNFG's pro forma P/B and P/TB ratios equaled 99.75 percent and 121.74 percent, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 153.42 percent and 176.19 percent, the Company's ratios reflected discounts of 35.0 percent and 30.9 percent, respectively.

Valuation Conclusion

      Based on the foregoing, it is our opinion that, as of September 6, 2002, the estimated aggregate pro forma market value of the Company, inclusive of the sale of the MHC's ownership interest to the public shareholders was $631,038,720 at the midpoint. Based on this valuation and the approximate 61.01 ownership interest being sold in the public offering, the midpoint value of the Company's stock offering was $385,000,000 equal to 38,500,000 shares at a per share value of $10.00. Pursuant to conversion guidelines, the 15 percent offering range indicates a minimum value of $327,250,000 and a maximum value of $442,750,000. Based on the $10.00 per share offering price, this valuation range equates to an offering of 32,725,000 shares at the minimum and 44,275,000 shares at the maximum. In the event the appraised value is subject to an increase, the offering range may be increased up to a supermaximum value of $509,162,500 without requiring a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in an offering of 50,916,250 shares. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-8 and
Exhibit IV-9.

      Inclusive of the pro forma impact of the shares to be issued for the acquisition of Finger Lakes Bancorp, the pro forma market value of FNFG at the midpoint valuation is $664,217,720, equal to 66,421,772 shares at a per share value of $10.00. If FNFG has not received orders for the minimum number of shares that are offered for sale in the subscription and community offering, then up to 3,317,900 of the unsubscribed shares may be applied to the acquisition of Finger Lakes Bancorp. As shown in Table 4.5, assuming the full application of these unsubscribed shares to acquisition of Finger Lakes Bancorp, the offering at the minimum, as adjusted, would continue remained unchanged at $327,250,000, equal to 32,725,000 shares (of which 3,317,900 shares would be issued to Finger Lakes Bancorp stockholders). Based on the $10.00 per share offering price and the 20,913,291 shares issued as exchange shares, the minimum, as adjusted, of the offering would result in total market value of $536,382,910 based on pro forma shares outstanding of 53,638,291. The pro forma valuation calculations relative to the Peer Group, reflecting the impact of the acquisition of Finger Lakes Bancorp are detailed in Exhibits IV-11 and IV-12.

Establishment of the Exchange Ratio

      As indicated above, OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of FNFG stock as a fully converted company. The Board of Directors of the MHC has independently determined the exchange ratio. The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in FNFG equal to 38.99 percent as of June 30, 2002. Pursuant to this formula, the exchange ratio to be received by the existing minority shareholders of FNFG will be determined at the end of the offering based on the total number of shares sold in the Subscription and Community offerings. As shown in Table 4.4, the exchange ratio for the minority shareholders would be 2.0647 shares, 2.4291 shares, 2.7934 shares and 3.2125 shares at the minimum, midpoint, maximum and supermaximum of the offering range, respectively. RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the minority stockholders or on the proposed exchange ratio.